Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

LIBERTY BANK

AND

NAUGATUCK VALLEY FINANCIAL CORPORATION

DATED AS OF

JUNE 3, 2015

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TABLE OF CONTENTS

AGREEMENT AND PLAN OF MERGER

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4.25	Joint Ventures	33
4.26	Intellectual Property	33
4.27	Disclosures	33

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF LIBERTY		34
5.1	Capital Structure	34
5.2	Organization, Standing and Authority of Liberty	34
5.3	Authorized and Effective Agreement	35
5.4	Financial Statements	36
5.5	Material Adverse Effect	37
5.6	Certain Information	37
5.7	Compliance with Laws	37
5.8	Brokers and Finders	38
5.9	Disclosures	38
5.10	Litigation	38
5.11	Financial Ability	38

ARTICLE VI - COVENANTS OF THE COMPANY		39
6.1	Conduct of Business	39
6.2	Current Information	42
6.3	Access to Properties and Records	43
6.4	Financial and Other Statements	44
6.5	Maintenance of Insurance	44
6.6	Disclosure Supplements	44
6.7	Consents and Approvals of Third Parties	44
6.8	Reasonable Best Efforts	45
6.9	Failure to Fulfill Conditions	45
6.10	Acquisition Proposals	45
6.11	Board of Directors and Committee Meetings	46
6.12	Reserves and Merger-Related Costs	47
6.13	Transaction Expenses of the Company and NVSL	47
6.14	Non-Depository Investment Relationships	47

ARTICLE VII - COVENANTS OF LIBERTY		48
7.1	Disclosure Supplements	48
7.2	Consents and Approvals of Third Parties	48
7.3	Reasonable Best Efforts	48
7.4	Failure to Fulfill Conditions	48
7.5	Employees and Employee Benefits	48
7.6	Directors and Officers Indemnification and Insurance	49
7.7	The Acquisition Corporation Organizational Documents	50
7.9	Governance After the Merger	51

ARTICLE VIII - REGULATORY AND OTHER MATTERS		51
8.1	The Company Special Meeting	51
8.2	Proxy Statement	51
8.3	Regulatory Approvals	52

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ARTICLE IX - CLOSING CONDITIONS		53
9.1	Conditions to Each Party’s Obligations Under this Agreement	53
9.2	Conditions to the Obligations of Liberty and the Acquisition Corporation Under this Agreement	53
9.3	Conditions to the Obligations of the Company Under this Agreement	54

ARTICLE X - THE CLOSING		55
10.1	Time and Place	55
10.2	Deliveries at the Closing	55

ARTICLE XI - TERMINATION, AMENDMENT AND WAIVER		55
11.1	Termination	55
11.2	Effect of Termination	57
11.3	Amendment, Extension and Waiver	58

ARTICLE XII - MISCELLANEOUS		59
12.1	Confidentiality	59
12.2	Public Announcements	59
12.3	Formation of the Acquisition Corporation	59
12.4	Survival	59
12.5	Notices	59
12.6	Parties in Interest	60
12.7	Complete Agreement	60
12.8	Counterparts	61
12.9	Severability	61
12.10	Governing Law	61
12.11	Interpretation	61
12.12	Specific Performance	61

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of June 3, 2015 (this “Agreement”) is by and between LIBERTY BANK, a Connecticut-chartered mutual savings bank (“Liberty”), and NAUGATUCK VALLEY FINANCIAL CORPORATION (the “Company”), a Maryland corporation.

WITNESSETH:

WHEREAS, the Board of Directors of Liberty has determined that this Agreement and the transactions contemplated hereby are in the best interests of Liberty and its depositors and other constituencies, and has approved this Agreement and the business combination transaction provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company’s stockholders, and has approved this Agreement and the business combination transaction provided for herein, subject to the terms and conditions set forth herein;

WHEREAS, as a condition to the willingness of Liberty to enter this Agreement, each of the directors of the Company and NVSL (as defined below) and certain designated principal stockholders of the Company have contemporaneously entered into a voting agreement in the form of Exhibit B hereto, dated as of the date hereof, with Liberty (each, a “Shareholder Agreement”) pursuant to which each such signatory solely in his or her capacity as a shareholder of the Company, has agreed to, among other things, vote the shares of the Company’s common stock held by such shareholder in favor of the approval of this Agreement and the transactions contemplated thereby, upon the terms and subject to the conditions set forth in the Shareholder Agreement;

WHEREAS, Liberty will form a wholly-owned subsidiary under the Connecticut General Statutes (the “Acquisition Corporation”);

WHEREAS, the Acquisition Corporation will merge with and into the Company, with the Company being the surviving entity (the “Surviving Corporation”). The Surviving Corporation will immediately merge with and into Liberty (the “Merger”), with Liberty being the surviving entity (the “Surviving Bank”);

WHEREAS, prior to the consummation of the Merger, Liberty and Naugatuck Valley Savings and Loan (“NVSL”), a federally chartered stock savings bank, will enter into a bank merger agreement, in form and substance substantially similar to that attached hereto as Exhibit A (the “Bank Merger Agreement”) pursuant to which, immediately following the Effective Time of the Merger, NVSL will merge with and into Liberty (the “Bank Merger”), with Liberty being the Surviving Bank;

WHEREAS, immediately following the above there will remain one surviving entity, Liberty, continuing its corporate existence as a Connecticut-chartered mutual savings bank; and

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WHEREAS, the parties hereto desire to make certain representations, warranties and agreements in connection with the business combination transaction described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the following terms have the following meanings, unless the context otherwise requires (both here and throughout this Agreement, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Acquisition Agreement” shall have the meaning set forth in Section 11.1.10 hereof.

“Acquisition Corporation” shall have the meaning set forth in the recitals hereto.

“Acquisition Proposal” shall mean any proposal or offer with respect to any of the following (other than the transactions contemplated by this Agreement and the Bank Merger Agreement) involving the Company or NVSL: (i) any merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of either of their consolidated assets in a single transaction or series of transactions; or (iii) any tender offer or exchange offer for 25% or more of the outstanding voting shares of either of their capital stock or the filing of a registration statement under the Securities Act in connection therewith.

“Affiliate” shall mean, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“Banking Law” shall mean the Banking Law of Connecticut, Connecticut General Statutes §§ 36a-1 et seq., as amended.

“Bank Merger” shall have the meaning set forth in the recitals hereto.

“Bank Merger Agreement” shall have the meaning set forth in the recitals hereto.

“Bank Regulator” shall mean any federal or state banking regulator that regulates Liberty or the Company, or any of their respective Subsidiaries, as the case may be, including but not limited to the FRB, the FDIC, the OCC and the CT DOB.

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“Benefit Agreements” shall have the meaning set forth in Section 7.5.3 hereof.

“Business Day” shall mean Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Connecticut are authorized or obligated to close.

“CBCA” shall mean the Connecticut Business Corporation Act, Connecticut General Statutes §§ 33-360 et seq., as amended, and the Connecticut Revised Nonstock Corporation Act, Connecticut General Statutes §§ 33-1000 et seq., as amended.

“Certificate” shall mean certificates evidencing shares of Company Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2 hereof.

“Closing” shall have the meaning set forth in Section 10.1 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Common Stock” shall mean the common stock, par value $.01 per share, of the Company.

“Company Disclosure Schedule” shall mean a written disclosure schedule delivered by the Company to Liberty specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

“Company Employee Plan(s)” shall mean all stock option, employee stock purchase, stock bonus and any other stock-based plans, qualified pension or profit-sharing plans, any deferred compensation, non-qualified plan or arrangement, supplemental retirement, consultant, bonus or group insurance contract or any other incentive, health and welfare or employee benefit plan or agreement maintained for the benefit of any of the employees or former employees or directors of the Company, whether written or oral.

“Company Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of the Company as of December 31, 2014 and 2013 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of the Company for each of the two (2) years ended 2014 and 2013, and (ii) the unaudited consolidated balance sheets and consolidated statements of income and cash flows included in the Company’s Quarterly Report on Form 10-Q for each calendar quarter following December 31, 2014.

“Company Pension Plan” shall have the meaning set forth in Section 4.14.4 hereof.

“Company Stockholders Meeting” shall have the meaning set forth in Section 8.1 hereof.

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“Company Stock Option Plans” shall mean the equity incentive plans which are set forth in Section 4.1.1 of the Company Disclosure Schedules.

“Company Subsidiaries” shall mean the entities listed in Section 4.3 of the Company Disclosure Schedule.

“Company Termination Fee” shall have the meaning set forth in Section 11.2.2 hereof.

“Company Welfare Plan” shall have the meaning set forth in Section 4.14.11 hereof.

“Confidentiality Agreements” shall mean the confidentiality agreements referred to in Section 12.1 hereof.

“Continuing Employee” shall have the meaning set forth in Section 7.5.2 hereof.

“Costs” shall have the meaning set forth in Section 11.2.3 hereof.

“CT DOB” shall mean the State of Connecticut Department of Banking.

“Effective Date of the Merger” shall mean the date on which the Effective Time of the Merger occurs.

“Effective Time of the Merger” shall mean the date and time specified pursuant to Section 2.2 hereof.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environment Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §§ 9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§ 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §§ 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §§ 9601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 1101, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f, et seq.; the Connecticut Transfer Act, Connecticut General Statutes §§ 22a-134 et seq.; and all applicable comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.14.3 hereof.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare Limited or another registered transfer agent designated by Liberty and reasonably acceptable to the Company, which shall act as agent for Liberty in connection with the exchange procedures for converting Company Common Stock into the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1 hereof.

“FDIA” shall mean the Federal Deposit Insurance Act, as amended.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean United States generally accepted accounting principles, consistently applied.

“Governmental Entity” shall mean any federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Liabilities” shall have the meaning set forth in Section 7.6.2 hereof.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.2 hereof.

“Intellectual Property” shall have the meaning set forth in Section 4.26 hereof.

“Joint Venture” shall mean any limited partnership, joint venture, corporation, or venture capital investment.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known with respect to directors, and actually known or reasonably should have been known, with respect to executive officers of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by that Person.

“Liberty Disclosure Schedule” shall mean a written disclosure schedule delivered by Liberty to the Company specifically referring to the appropriate Section of this Agreement and describing in reasonable detail the matters contained therein.

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“Liberty Employee Plan” shall mean all qualified pension or profit-sharing plans, and health and welfare benefit plans maintained for the benefit of all employees of Liberty or any Liberty Subsidiary, whether written or oral.

“Liberty Financial Statements” shall mean the audited consolidated balance sheets (including related notes and schedules, if any) of Liberty as of December 31, 2014 and 2013 and the consolidated statements of income and cash flows (including related notes and schedules, if any) of Liberty for each of the two (2) years ended December 31, 2014 and 2013, and the Liberty call reports for each quarter subsequent to December 31, 2014.

“Liberty Proposal” shall have the meaning set forth in Section 6.10.2 hereof.

“Loan Property” shall have the meaning set forth in Section 4.9.2 hereof.

“Material Adverse Effect” shall mean, with respect to the Company or Liberty, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of the Company and NVSL and their subsidiaries taken as a whole, or Liberty and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either the Company, on the one hand, or Liberty, on the other hand, to consummate the transactions contemplated by this Agreement or the Bank Merger Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks and bank holding companies generally, (b) changes in GAAP or regulatory accounting principles generally applicable to banks, (c) actions and omissions of Liberty or the Company taken with the prior written consent of the Company or Liberty, as the case may be, (d) changes in economic or market conditions affecting financial institutions generally, including but not limited to changes in market interest rates or the projected future interest rate environment, (e) the direct effects of compliance with this Agreement on the operating performance of Liberty or the Company or changes attributable to the transactions contemplated hereby, (f) any facts or circumstances existing on the date hereof and disclosed on the Company Disclosure Schedule or the Liberty Disclosure Schedule, or (g) expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement consistent with those disclosed to Liberty pursuant to Sections 6.12 and 6.13 hereof, as the same may be amended by mutual agreement of the parties.

“Materials Of Environmental Concern” shall mean petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials and polychlorinated biphenyls and any other chemicals, materials, molds or substances regulated as toxic or hazardous or as a pollutant, contaminant or waste under any applicable Environmental Laws.

“Merger” shall have the meaning set forth in the recitals hereto.

“Merger Consideration” shall mean the cash paid by Liberty to holders of Company Common Stock and Options under Section 3.1 hereof.

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“MGCL” shall mean the Maryland General Corporation Law.

“OCC” shall mean The Office of the Comptroller of the Currency.

“Option Consideration” shall have the meaning set forth in Section 3.3.1 hereof.

“Option Price” shall have the meaning set forth in Section 3.3.1 hereof.

“Options” shall mean options to purchase shares of Company Common Stock granted pursuant to the Company Stock Option Plans as set forth in Section 4.1 of the Company Disclosure Schedule.

“Participation Facility” shall have the meaning set forth in Section 4.9.2 hereof.

“Per Share Merger Consideration” shall have the meaning set forth in Section 3.1 hereof.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Proxy Statement” shall have the meaning set forth in Section 8.2.1 hereof.

“Regulatory Filings” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to applicable state or federal law.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments that obligate an entity to issue or dispose of any of its capital stock or other ownership interests or that provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

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“Superior Proposal” shall have the meaning set forth in Section 6.10.1 hereof.

“Surviving Bank” shall have the meaning set forth in the recitals hereto.

“Surviving Corporation” shall have the meaning set forth in the recitals hereto.

“Tax” shall have the meaning set forth in Section 4.10.6 hereof.

“Tax Return” shall have the meaning set forth in Section 4.10.6 hereof.

“Termination Date” shall mean April 30, 2016, provided that such date shall be automatically extended until May 31, 2016 if all required regulatory approvals and non-objections of Governmental Entities have not been received by April 15, 2016 and the parties are acting in good faith to obtain such approvals and non-objections.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II

THE MERGER AND THE BANK MERGER

2.1          The Merger and the Bank Merger.

2.1.1           As promptly as practicable following the satisfaction or waiver of the conditions to each party’s respective obligations hereunder, and subject to the terms and conditions of this Agreement, in accordance with the provisions of the CBCA, the MGCL and the Banking Law, at the Effective Time of the Merger (as defined in Section 2.2 hereof), Liberty shall acquire all of the outstanding stock of the Company in a transaction whereby the Acquisition Corporation shall merge with and into the Company pursuant to Connecticut General Statutes §§ 33-814 to 33-821a and the MGCL. The Company shall be the Surviving Corporation in the Merger. Upon consummation of the Merger, the separate corporate existence of the Acquisition Corporation shall cease. Immediately thereafter, at the Effective Time of the Merger (as defined in Section 2.2 hereof), the Company, as the Surviving Corporation in the Merger, shall merge with and into Liberty pursuant to Connecticut General Statutes §36a-125 and §36a-126 with Liberty being the Surviving Bank, and the separate corporate existence of the Surviving Corporation shall be terminated. At the Effective Time of the Merger, Liberty, as the Surviving Bank, will have a main office at 315 Main Street, Middletown, Connecticut. At the Effective Time of the Merger, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.1.2           Immediately following the Effective Time of the Merger, subject to the terms and conditions of the Bank Merger Agreement, in accordance with the provisions of the Banking Law, NVSL shall merge with and into Liberty pursuant to Connecticut General Statutes §36a-125 and §36a-126 and the regulations of the OCC. Liberty shall be the Surviving Bank in the Bank Merger, subject to the terms and conditions of the Bank Merger Agreement.

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2.2           Effective Time. The Merger shall be effected by filing a copy of the Merger Agreement and a copy of the approvals of the Commissioner of the CT DOB relating to the Merger with the Office of the Secretary of the State and articles of merger with the Maryland State Department of Assessments and Taxation, in accordance with the MGCL, on the day of the closing (“Closing Date”). The “Effective Time of the Merger” shall be 3:59 p.m. on the date upon which a copy of this Agreement and a copy of the approval of the Commissioner of the CT DOB relating to the Merger is filed with the Office of the Secretary of the State and articles of merger are filed with the Maryland State Department of Assessments and Taxation.

2.3           Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided therein and by applicable law.

2.4           Directors and Officers of the Surviving Corporation. The directors of Acquisition Corporation immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified. The officers of Acquisition Corporation immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

2.5           Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Bank shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Bank, title to and possession of any property or right of the Company or NVSL acquired or to be acquired by reason of, or as a result of, the Merger and the Bank Merger or (b) otherwise to carry out the purposes of this Agreement and the Bank Merger Agreement, the Company and NVSL and their respective officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Bank and otherwise to carry out the purposes of this Agreement and the Bank Merger Agreement; and the officers and directors of the Surviving Bank are fully authorized in the name of the Company and NVSL to take any and all such action.

2.6           Effects of the Mergers. At and after the Effective Time, the Merger shall have the effects set forth in the CBCA and the MGCL.

2.7           Possible Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time of the Merger, Liberty shall be entitled to revise the structure of the transaction described in Section 2.1 hereof, provided that (i) there are no adverse federal or state income tax consequences to the Company and its stockholders as a result of the modification; (ii) the consideration to be paid to the holders of Company Common Stock and Options under this Agreement is not thereby changed in kind or value or reduced in amount; (iii) there are no adverse changes to the benefits and other arrangements provided to or on behalf of the Company’s directors, officers and other employees; and (iv) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or non-objection of Governmental Entities. Liberty and the Company agree to amend this Agreement and any related documents appropriately in order to reflect any such revised structure.

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ARTICLE III

CONVERSION OF SHARES AND OPTIONS

3.1         Merger Consideration.

3.1.1           At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of Liberty, the Acquisition Corporation, the Company or the holders of any of the shares of Company Common Stock, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than any shares to be cancelled pursuant to Section 3.1.2 hereof) shall be converted into the right to receive a cash payment in an amount equal to $11.00, without interest (the “Per Share Merger Consideration”).

3.1.2           Each share of Company Common Stock (i) held in the treasury of the Company, (ii) owned by Liberty or any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time of the Merger (other than shares held in a fiduciary capacity or in connection with debts previously contracted), or (iii) reserved for issuance under the Company Stock Option Plans which has not been granted or allocated, shall, at the Effective Time of the Merger, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.2         Procedures for Exchange of Company Common Stock.

3.2.1           Prior to the Effective Time of the Merger, Liberty shall designate the Exchange Agent. Liberty shall take all steps necessary on or prior to the Closing Date to deliver to the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 3.2, an amount of cash sufficient to pay the aggregate amount of cash payable in accordance with Article III hereof (such cash for shares of Company Common Stock being hereinafter referred to as the “Exchange Fund”) to be paid in exchange for outstanding Company Common Stock in accordance with this Agreement.

3.2.2           The Company shall cause to be delivered to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations specified herein. Liberty shall, within five (5) Business Days after the Effective Time of the Merger, take all steps necessary to cause the Exchange Agent to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for cash into which the Company Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of the Company) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the amount of cash that such holder has the right to receive in respect of Certificates surrendered pursuant to the provisions of Section 3.1, and the Certificates so surrendered shall forthwith be cancelled. Any holder of shares of Company Common Stock held in book-entry form shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. Each holder of one or more book-entry shares shall automatically, upon the Effective Time of the Merger, be entitled to receive, and the Exchange Agent shall promptly after the Effective Time of the Merger pay to the holder, the amount of the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock formerly held in book entry form.

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3.2.3           The holder of a Certificate that prior to the Merger represented issued and outstanding Company Common Stock shall have no rights after the Effective Time of the Merger with respect to such Company Common Stock except to surrender the Certificate and receive in exchange the Merger Consideration as provided in this Agreement.

3.2.4           If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5           From and after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of shares of Company Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and cancelled as provided in this Section 3.2.

3.2.6           At any time following the one year period after the Effective Time of the Merger, Liberty shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund that had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Liberty (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Liberty, the Surviving Corporation, nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

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3.2.7           In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Liberty, the posting by such person of a bond in such amount as Liberty may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8           Liberty or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated by this Agreement to any holder of Company Common Stock such amounts as Liberty or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Liberty or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Liberty or the Exchange Agent.

3.3         Treatment of Stock Options and Restricted Stock.

3.3.1           Each Option issued and outstanding immediately prior to the Effective Time of the Merger shall, without any action on the part of the holder thereof and without regard to any future vesting date thereof, be cancelled and converted into the right to receive a cash payment from the Company in an amount determined by multiplying (i) the positive difference, if any, between the Per Share Merger Consideration and the exercise price of such Option for each share of Company Common Stock covered by such Option (the “Option Price”) by (ii) the number of shares of Company Common Stock subject to such Option (the “Option Consideration”). If the exercise price of an Option exceeds the Per Share Merger Consideration, then at the Effective Time of the Merger such Option shall be cancelled without any payment made in exchange therefor. The payment of the Option Consideration referred to in the immediately preceding sentence to each holder of an Option shall be subject to such holder executing such instruments of cancellation as Liberty and the Company may reasonably deem appropriate. The Company shall make necessary tax withholdings from the Option Consideration as it deems appropriate. Prior to the Effective Time of the Merger, the Company shall take all actions as necessary to give effect to the transactions contemplated by this Section 3.3.1.

3.3.2           Each restricted stock award issued pursuant to the Company Stock Option Plans (“Restricted Share”) that is outstanding immediately before the Effective Time of the Merger shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time of the Merger, each share of Company Common Stock that was formerly a Restricted Share shall be entitled to receive the Merger Consideration in accordance with Section 3.1.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Liberty and the Acquisition Corporation that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as set forth in the Company Disclosure Schedule delivered by the Company to Liberty on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. No representation or warranty of the Company contained herein shall be deemed untrue or incorrect, and the Company shall not be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph in this Article IV, as applicable, there is reasonably likely to exist a Material Adverse Effect. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Company Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect. Except as set forth in the corresponding section or subsection of the Company Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Liberty and the Acquisition Corporation as follows:

4.1         Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement, 7,006,322 shares of Company Common Stock are issued and 7,006,322 shares of Company Common Stock are outstanding, no shares of Company Common Stock are directly or indirectly held by the Company as treasury stock, and no shares of Company preferred stock are issued and outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the outstanding shares of Company Common Stock has been issued in violation of the preemptive rights of any person, firm or entity. Except for the Company Stock Option Plans pursuant to which there are outstanding options for 370,374 shares of Company Common Stock, a schedule of which is set forth in Section 4.1 of the Company Disclosure Schedule there are no Rights authorized, issued or outstanding with respect to or relating to the capital stock of the Company.

4.2         Organization, Standing and Authority of the Company and NVSL. The Company is a Maryland corporation and NVSL is a federal chartered stock savings bank, and each is duly organized, validly existing and in good standing or legal existence, as appropriate, under applicable law. Each of the Company and NVSL (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The Company is authorized to own the Company Subsidiaries, including NVSL. There are no outstanding contractual obligations of the Company to repurchase or redeem or otherwise acquire any shares of, or other equity interests in, the Company, or to provide funds to, or make any, investment in, any Subsidiary of the Company. The deposit accounts of NVSL are insured by the FDIC to the maximum extent permitted by the FDIA. NVSL has paid all premiums and assessments required by the FDIC. The Company has heretofore delivered or made available to Liberty true, complete and correct copies of the Articles of Incorporation and Bylaws of the Company and NVSL and their subsidiaries as in effect as of the date hereof.

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4.3         The Company Subsidiaries. Section 4.3 of the Company Disclosure Schedule sets forth with respect to each direct and indirect Company Subsidiary, the: (i) number of authorized capital stock with par value, and number of shares issued and outstanding; (ii) name; (iii) jurisdiction of incorporation; and (iv) percentage ownership. Except for (a) capital stock of the Company Subsidiaries, (b) securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, and (c) securities and other interests which are set forth in the Company Disclosure Schedule, the Company does not own or have the right or obligation to acquire, directly or indirectly, any outstanding capital stock or other voting securities or ownership interests of any corporation, bank, savings association, partnership, Joint Venture or other organization, other than investment securities representing not more than five percent (5%) of the outstanding capital stock of any entity. The outstanding shares of capital stock or other ownership interests of the Company Subsidiaries that are owned by the Company or any of the Company Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are directly owned by the Company free and clear of all liens, claims, encumbrances, charges, pledges, restrictions or rights of third parties of any kind whatsoever. Except as set forth on Section 4.3 of the Company Disclosure Schedule, there are no Rights authorized, issued or outstanding with respect to the capital stock or other ownership interests of the Company Subsidiaries and there are no agreements, understandings or commitments relating to the right of the Company to vote or to dispose of such capital stock or other ownership interests.

4.4         Organization, Standing and Authority of the Company Subsidiaries. Each of the Company Subsidiaries other than NVSL is a limited liability company, duly organized, validly existing and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized. Each of the Company Subsidiaries (i) has full power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company.

4.5         Authorized and Effective Agreement.

4.5.1           Each of the Company and NVSL has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals and the approval of the Company’s stockholders of this Agreement and the transactions contemplated by this Agreement) to perform all of its obligations

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under this Agreement and the Bank Merger Agreement as applicable. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of the Company and NVSL, except for the approval of this Agreement and the transactions contemplated by this Agreement by the Company’s stockholders. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by the Company and NVSL and, assuming due authorization, execution and delivery by Liberty, constitutes the legal, valid and binding obligations of the Company and NVSL, enforceable against the Company and NVSL in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.5.2           Neither the execution and delivery of this Agreement or the Bank Merger Agreement by the Company or NVSL, nor consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, nor compliance by the Company with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of the Company or the equivalent documents of the Company Subsidiaries, (ii) violate, conflict with or result in a material breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of the Company or the Company Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party, or by which any of their respective properties or assets may be bound or affected, other than with respect to the assumption or assignment of such agreement in connection with the consummation of the transactions contemplated by this Agreement, or (iii) subject to receipt of all required governmental, Board of Director and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on the Company.

4.5.3           Except for (i) the filing of applications and notices with, and the consents and approvals of, as applicable, the Bank Regulators; (ii) the filing of the Proxy Statement with the SEC; (iii) the approval or waiver, as applicable, of this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement by: (a) the requisite vote of the stockholders of the Company, (b) the Commissioner of the CT DOB, (c) the FDIC, and (d) the OCC; (iv) the filing of Certificates of Merger, this Agreement and the Bank Merger Agreement and the approval of the Commissioner of the CT DOB with the Connecticut Secretary of the State pursuant to the CBCA and other applicable laws with respect to the Merger and the Bank Merger; and (v) the filing of applications and notices, as applicable, with the FRB pursuant to the BHCA, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of the Company or NVSL in connection with the execution and delivery by the Company or NVSL of this Agreement and the Bank Merger Agreement and the consummation of the Merger and the Bank Merger by the Company and NVSL.

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4.5.4           As of the date hereof, the Company has no Knowledge of any reason relating to the Company (including without limitation Bank Secrecy Act or Community Reinvestment Act compliance) why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the Merger and the Bank Merger or as shall be necessary for (i) consummation of the Merger and the Bank Merger, and (ii) the continuation by Liberty after the Effective Time of the Merger and the Bank Merger of the Company and NVSL, free of any conditions or requirements which could have a Material Adverse Effect on the business of Liberty.

4.6         Securities Documents and Regulatory Reports.

4.6.1           Except as set forth in Section 4.6.1 of the Company Disclosure Schedule, since December 31, 2011 the Company has timely filed, including those filed within the period permitted by Rule 12b-25 of the Exchange Act, with the SEC all Securities Documents required by the Securities Laws and such Securities Documents, as the same may have been amended, complied as to form in all material respects with the Securities Laws and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.6.2           Except as set forth in Section 4.6.2 of the Company Disclosure Schedule, since December 31, 2011, the Company has duly filed with the Bank Regulators in correct form the reports required to be filed under applicable laws and regulations and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of applicable laws and regulations.

4.7         Financial Statements.

4.7.1           The Company has previously delivered or made available to Liberty accurate and complete copies of the Company Financial Statements which, in the case of audited Company Financial Statements, are accompanied by the audit reports of its independent public accountants. The Company Financial Statements referred to herein, as well as the Company Financial Statements to be delivered pursuant to Section 6.4 hereof, fairly present or will fairly present, as the case may be, in all material respects (including the related notes in each case where applicable) the consolidated financial condition of the Company as of the respective dates set forth therein, and the consolidated results of operations, stockholders’ equity and cash flows of the Company for the respective periods or as of the respective dates set forth therein.

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4.7.2       Each of the Company Financial Statements referred to in Section 4.7.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim Company Financial Statements, the absence of footnotes and customary year-end adjustments. The books and records of the Company and the Company Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of the Company and the Company Subsidiaries. The minute books of the Company and the Company Subsidiaries contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and Boards of Directors (including all committees) authorized at such meetings held or taken since December 31, 2011 through the date of this Agreement.

4.7.3       Except as set forth in Section 4.7.3 of the Company Disclosure Schedule, at the date of each balance sheet included in the Company Financial Statements, neither the Company or any of the Company Subsidiaries had any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Company Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.8         Material Adverse Effect. Since December 31, 2014 to the date hereof (i) each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement and the Bank Merger Agreement, (y) the transactions contemplated by this Agreement and the Bank Merger Agreement and (z) any matter disclosed in any the Company Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

4.9         Environmental Matters.

4.9.1       Except as set forth in Section 4.9.1 of the Company Disclosure Schedule, with respect to the Company and the Company Subsidiaries:

(a)          Each of the Company and the Company Subsidiaries, and to the Knowledge of the Company each of the Participation Facilities and the Loan Properties, are in compliance with, and are not in violation of or liable under, any Environmental Laws;

(b)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and to the Knowledge of the Company there is no such action threatened, before any court, governmental agency or other forum against it or any of the Company Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, or (z) with respect to any property at or to which Materials of Environmental Concern were generated, manufactured, refined, transported, transferred, imported, used, disposed, treated, or processed by the Company or any of the Company Subsidiaries or any Participation Facility or from which Materials of Environmental Concern have been transported, treated, stored, handled, transferred, disposed, recycled, or received;

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(c)          There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and to the Knowledge of the Company no such action is threatened before any court, governmental agency or other forum relating to or against any Loan Property (or the Company or any of the Company Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern;

(d)          The real properties, leasehold or other interest in real property currently or formerly owned or operated by the Company or any of the Company Subsidiaries (including, without limitation, soil, groundwater or surface water on, under or geologically or hydrologically adjacent to the properties, and buildings thereon) are not, to the Knowledge of the Company, contaminated with and do not otherwise contain any Materials of Environmental Concern;

(e)          Neither the Company nor any of the Company Subsidiaries has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

(f)          To the Knowledge of the Company there are no underground storage tanks on, in or under any properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries or any Participation Facility, and no underground storage tanks have been closed or removed from any of properties currently or formerly owned or operated by the Company or any of the Company Subsidiaries or any Participation Facility; and

(g)          Prior to the period of (i) the Company’s or any of the Company Subsidiaries’ ownership or operation of any of their respective properties or (ii) the Company’s or any of the Company Subsidiaries’ participation in the management of any Participation Facility, the Company has no Knowledge of any contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

4.9.2       “Loan Property” means any property (including a leasehold interest therein) in which the applicable party (or a Subsidiary of it) currently holds a security interest or has held a security interest within the past five (5) years. “Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) currently participates or formerly participated in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

4.9.3       Except as set forth in Section 4.9.3 of the Company Disclosure Schedule, the Company does not possess and has not conducted or arranged for the conduct of any environmental studies, reports, analyses, tests or monitoring during the past ten (10) years with respect to any properties currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries or any Participation Facility. The Company has delivered to Liberty true and complete copies and results of any and all such schedules, reports, analyses, tests or monitoring.

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4.9.4       Except as set forth in Section 4.9.4 of the Company Disclosure Schedule, to the Knowledge of the Company, no real property currently or formerly owned, operated or leased by the Company or any of the Company Subsidiaries, no Loan Property, and no Participation Facility meets the statutory criteria of an “Establishment” as such term is defined pursuant to the Connecticut Transfer Act, Connecticut General Statutes §§ 22a-134 et seq. Except as set forth in Section 4.9.4 of the Company Disclosure Schedule, to the Knowledge of the Company no condition exists at any real property currently or formerly owned or leased by the Company or any of the Company Subsidiaries that would require investigation, remediation, or post-remediation or natural attenuation monitoring under the Connecticut Department of Environmental Protection’s Remediation Standard Regulations, Regulations of Connecticut State Agencies §§ 22a-133k-1 et seq.

4.10       Tax Matters.

4.10.1     Each of the Company and the Company Subsidiaries (taking into account any extension of time within which to file which has not expired) has timely filed all Tax Returns required by applicable law to be filed by them in respect of all applicable Taxes required to be paid through the date hereof and will timely file any such Tax Returns required to be filed prior to the Effective Time of the Merger with respect to Taxes required to be paid through the Effective Time of the Merger. The Company and the Company Subsidiaries have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all Taxes required to be paid in respect of the periods covered by such Tax Returns and, as of the Effective Time of the Merger, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all Taxes for any subsequent periods ending on or prior to the Effective Time of the Merger. Neither the Company nor any of the Company Subsidiaries will have any liability for any such Taxes in excess of the amounts so paid or reserves or accruals so established. As of the date hereof, except as disclosed in Section 4.10.1 of the Company Disclosure Schedule, no audit, examination or deficiency or refund litigation with respect to any Tax Returns filed by the Company or any of the Company Subsidiaries is pending or threatened and there is no basis for any Tax authority to assess any additional Taxes for any period for which Tax Returns have been filed.

4.10.2     Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to be paid in connection with amounts paid to any employee, independent contractor, creditor, stockholder or other third party.

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4.10.3     All Tax Returns filed by the Company and the Company Subsidiaries are complete and accurate in all material respects. Except as set forth in Section 4.10.3 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is delinquent in the payment of any Tax, assessment or governmental charge, or has requested any extension of time within which to file any Tax Returns in respect of any fiscal year or portion thereof which have not since been filed. Except as set forth in Section 4.10.3 of the Company Disclosure Schedule, the Tax Returns of the Company and the Company Subsidiaries have been examined by the applicable tax authorities (or are closed to examination due to the expiration of the applicable statute of limitations) and no deficiencies for any Tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against the Company or the any of the Company Subsidiaries as a result of such examinations or otherwise which have not been settled and paid. Except as set forth in Section 4.10.3 of the Company Disclosure Schedule, the Tax Returns of the Company and the Company Subsidiaries filed within six years prior to the date of this Agreement have not been examined by the applicable tax authorities. There are currently no agreements in effect with respect to the Company or any of the Company Subsidiaries to extend the period of limitations for the assessment or collection of any Tax and no power of attorney has been granted by the Company or any of the Company Subsidiaries with respect to any Tax matter currently in force. No claim has ever been made by an authority in a jurisdiction where the Company or any of the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries are or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of the Company Subsidiaries.

4.10.4     Except as set forth in Section 4.10.4 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of the Company Subsidiaries has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Each of the Company and the Company Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Neither the Company nor any of the Company Subsidiaries is a party to or bound by any Tax allocation or sharing agreement. Except as set forth in Section 4.10.4 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries (A) has been a member of an Affiliated Group (as such term is defined in Section 1504 of the Internal Revenue Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or any of the Company Subsidiaries) or (B) has any Liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

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4.10.5     Except as set forth in Section 4.10.5 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries (i) is a party to any agreement providing for the allocation or sharing of taxes (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries (nor does the Company have any Knowledge that the Internal Revenue Service has proposed any such adjustment or change of accounting method) or (iii) has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply. Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

4.10.6     As used in this Agreement, “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, highway, estimated or other tax of any kind whatsoever, including any interest, penalties or addition thereto, whether disputed or not, imposed by any government or quasi-government authority; and “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

4.10.7     Neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.10.8     Neither the Company nor any of the Company Subsidiaries owns an interest that is on the Closing Date treated as a partnership for purposes of Subchapter K of the Code, a “controlled foreign corporation” within the meaning of Code § 957, a “passive foreign investment company” within the meaning of Code §1297, or any other entity that under the Code allocates items of income, gain, deduction and expense among its owners whether or not distributed.

4.11       Legal Proceedings. Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no material actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or against any asset, interest or right of the Company or any of the Company Subsidiaries, or to the Knowledge of the Company, against any officer, director or employee of any of them, and neither the Company nor any of the Company Subsidiaries is a party to any order, judgment or decree that would be reasonably likely to result in a Material Adverse Effect on the Company.

4.12       Compliance with Laws.

4.12.1     Each of the Company and the Company Subsidiaries has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications

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and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of the Company, no suspension or cancellation of any of the same is threatened.

4.12.2     Except as set forth in Section 4.12.2 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is in violation of its respective Articles of Incorporation, Charter or other chartering instrument or Bylaws, or to the Knowledge of the Company, in material violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of the Company, the Company along with its executive officers and directors is not in violation of any Securities Laws; and neither the Company nor any of the Company Subsidiaries has received any written notice or communication from any federal, state or local governmental authority asserting that the Company or any of the Company Subsidiaries is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Neither the Company nor any of the Company Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all banks or holding companies), and neither of them has received any written communication requesting that it enter into any of the foregoing. Since December 31, 2014, no regulatory agency has initiated any proceeding or, to the Knowledge of the Company, investigation into the business or operations of the Company or any of the Company Subsidiaries. The Company has not received any objection from any regulatory agency to the Company’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of the Company or any of the Company Subsidiaries.

4.12.3     NVSL was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. NVSL has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the Merger or the Bank Merger.

4.13       Certain Information. None of the information supplied by the Company relating to the Company and the Company Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to stockholders of the Company, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date. The Proxy Statement to be mailed by the Company to its stockholders in connection with the Company Stockholders Meeting will comply in all material respects with the Exchange Act and the rules and regulations promulgated pursuant thereto, including federal and state anti-fraud provisions.

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4.14       Employee Benefit Plans.

4.14.1     The Company has set forth in Section 4.14.1 of the Company Disclosure Schedule a list of all Company Employee Plans and the Company has previously furnished or made available to Liberty accurate and complete copies of the same together with such other Employee Plan materials as requested by Liberty.

4.14.2     None of the Company, the Company Subsidiaries, any pension plan maintained by any of them and qualified under Section 401 of the Code or, to the Knowledge of the Company, any fiduciary of such plan has incurred any liability to the Internal Revenue Service with respect to any employees of the Company or the Company Subsidiaries.

4.14.3     Except as set forth in Section 4.14.3 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries participates or has participated in or contributed to any “multi-employer plan” or any “defined benefit plan” (as those terms are defined in Section 3(37) and Section 3(35), respectively, of ERISA) other than as set forth on Section 4.14.3 of the Company’s Disclosure Schedules. No person is considered an affiliated employer with the Company under Section 4001(b) (1) of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Neither the Company, nor any Company Employee Plan, nor any trust created thereunder has engaged in a transaction in connection with which the Company, any Company Employee Plan, or any such trust or any trustee or administrator thereof, is subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

4.14.4     A favorable determination letter has been issued by the Internal Revenue Service, with respect to each Company Employee Plan which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Company Pension Plan”) which is intended to qualify under Section 401 of the Code, to the effect that such plan is qualified under Section 401 of the Code and the trust associated with such employee pension plan is tax exempt under Section 501 of the Code. No such letter has been revoked or, to the Knowledge of the Company, is threatened to be revoked, and the Company has no Knowledge of any ground on which such revocation may be based. Except as set forth in Section 4.14.4 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any current liability under any such plan that was required to be reflected as a liability on the Financial Statements as of December 31, 2014 under GAAP, which was not reflected on the consolidated statement of financial condition of the Company at December 31, 2014 included in the Company Financial Statements.

4.14.5     No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA or Section 4975 of the Code) has occurred with respect to any Company Employee Plan which would result in the imposition, directly or indirectly, of a material excise tax on the Company under Section 4975 of the Code.

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4.14.6     (a)          Except as set forth in in Section 4.14.6(a) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any obligations for post-retirement or post-employment benefits under any Company Employee Plan that cannot be amended or terminated upon sixty (60) or fewer days’ notice without incurring any liability thereunder, except for coverage required by Part 6 of Title I of ERISA or Section 4980B of the Code, or similar state law, the cost of which is borne by the insured individual.

(b)          Except as set forth in in Section 4.14.6(b) of the Company Disclosure Schedule, no officer, employee or director has a post-retirement or post-employment, whether or not pursuant to a change in control, insurance benefit which continues longer than twelve (12) months after such person’s termination of employment or retirement. Full payment has been made (or proper accruals have been established) of all contributions which are required for periods prior to the date hereof, and full payment will be so made (or proper accruals will be so established) of all contributions which are required for periods after the date hereof and prior to the Effective Time of the Merger, under the terms of each Company Employee Plan or ERISA; no accumulated funding deficiency (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, exists with respect to any Company Pension Plan, and there is no “unfunded current liability” (as defined in Section 412 of the Code) with respect to any Company Pension Plan.

4.14.7     The Company Employee Plans have been operated in compliance in all material respects with the applicable provisions of ERISA, the Code, all regulations, rulings and announcements promulgated or issued thereunder and all other applicable governmental laws and regulations.

4.14.8     There are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) by, on behalf of or against any of the Company Employee Plans or any trust related thereto or any fiduciary thereof.

4.14.9     Section 4.14.9 of the Company Disclosure Schedule sets forth (i) the maximum amount that could be paid to each executive officer of the Company or the Company Subsidiaries as a result of the transactions contemplated by this Agreement under all employment, severance, and termination agreements, other compensation arrangements and Company Employee Plans currently in effect; and (ii) the estimated “base amount” (as such term is defined in Section 280G(b)(3) of the Code) for each such individual calculated as of the date of this Agreement.

4.14.10  Except as set forth in Section 4.14.10 of the Company Disclosure Schedule, no compensation payable by the Company or the Company Subsidiaries to any of their employees under any Company Employee Plan (including by reason of the transactions contemplated by this Agreement) will be subject to disallowance under Section 162(m) of the Code.

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4.14.11  Except as set forth in Section 4.14.11 of the Company Disclosure Schedule, with respect to any Company Employee Plan which is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a “Company Welfare Plan”): (i) each such Company Welfare Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements; (ii) there is no disqualified benefit (as such term is defined in Code Section 4976(b)) which would subject the Company to a tax under Code Section 4976(a); (iii) each and every Company Welfare Plan which is a group health plan (as such term is defined in Code Sections 5000(b)(1)) complies and in each and every case has complied with the applicable requirements of Code Section 4980B; and (iv) each such Company Welfare Plan (including any such plan covering former employees of the Company or the Company Subsidiaries) may be amended or terminated by the Company or Liberty on or at any time after the Effective Date of the Merger without incurring liability thereunder except as required to satisfy the terms of such Company Welfare Plan.

4.15       Certain Contracts.

4.15.1     Neither the Company nor any of the Company Subsidiaries is in default or material non-compliance under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party or by which its assets, business or operations may be bound or affected, whether entered into in the ordinary course of business or otherwise and whether written or oral, and to the Knowledge of the Company there has not occurred any event that with the lapse of time or the giving of notice, or both, would constitute such a default or non-compliance.

4.15.2     Except as set forth in Section 4.15.2 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries is a party to, is bound or affected by, receives, or is obligated to pay benefits under:

(a)          any agreement, arrangement, policy or commitment, including without limitation any agreement, indenture or other instrument, relating to the borrowing of money by the Company or any of the Company Subsidiaries (other than in the case of NVSL deposits, Federal Reserve or Federal Home Loan Bank advances, federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business) or the guarantee by the Company or any of the Company Subsidiaries of any obligation;

(b)          any agreement, arrangement, policy or commitment relating to the employment of a consultant or the employment, election or retention in office of any present or former director, officer or employee of the Company or any of the Company Subsidiaries;

(c)          any agreement, arrangement, policy or understanding pursuant to which any payment (whether of severance pay or otherwise) became or may become due to any director, officer or employee of the Company or any of the Company Subsidiaries upon execution of this Agreement or the Bank Merger Agreement or upon or following consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (either alone or in connection with the occurrence of any additional acts or events);

(d)          any agreement, arrangement, policy or understanding pursuant to which the Company or any of the Company Subsidiaries is obligated to indemnify any director, officer, employee or agent of the Company or any of the Company Subsidiaries;

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(e)          any agreement, arrangement, policy or understanding to which the Company or any of the Company Subsidiaries is a party or by which any of the same is bound which limits the freedom of the Company or any of the Company Subsidiaries to compete in any line of business or with any person;

(f)          any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by any Bank Regulator;

(g)          any agreement (other than any agreement with a banking customer for the provision of banking services entered into by the Company or any of the Company Subsidiaries in the ordinary course of business) that involves a payment or series of payments of more than $100,000 in any one (1) year from or to the Company or any of the Company Subsidiaries;

(h)          any agreement, arrangement or understanding, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the Bank Merger Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the Bank Merger Agreement; or

(i)          any other agreement, arrangement or understanding that would be required to be filed as an exhibit to the Company’s Annual Report on Form 10-K under the Exchange Act, which has not been so filed.

4.16       Brokers and Finders. Except as set forth in Section 4.16 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries nor any of their respective directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement.

4.17       Insurance. The Company and each of the Company Subsidiaries are insured for reasonable amounts with reputable insurance companies against such risks as management of the Company and the Company Subsidiaries reasonably has determined to be prudent for companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by contracts currently in effect and applicable laws and regulations. Section 4.17 of the Company Disclosure Schedule sets forth all policies of insurance maintained by the Company or the Company Subsidiaries as of the date hereof, including bank-owned life insurance policies, and any claims filed pursuant to any bank insurance policy in excess of $50,000 since December 31, 2014. Since December 31, 2014, neither the Company nor any of the Company Subsidiaries has received any notice of termination of any such insurance coverage or increase in the premiums therefor or has any reason to believe that any such insurance coverage will be terminated or the premiums therefor increased (except for increases in premiums in the ordinary course of business).

4.18       Properties. Section 4.18 of the Company Disclosure Schedule sets forth the street address of all real property in which the Company or the Company Subsidiaries has an

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ownership or leasehold interest (specifying, as to each, whether owned or leased) and identifies all properties on which the Company operates a bank branch. All real and personal property owned by the Company or the Company Subsidiaries or presently used by any of them in its respective business are in good condition (ordinary wear and tear accepted) and are sufficient to carry on its business in the ordinary course of business consistent with their past practices. Each of the Company and the Company Subsidiaries has good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities (other than equities of redemption under applicable foreclosure laws) to all of the properties and assets, real and personal, reflected on the consolidated statement of financial condition of the Company contained in the Company Financial Statements dated December 31, 2014 or acquired, through merger or otherwise, after such date (other than those disposed of for fair value after such date), except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent, and (iv) as reflected on the consolidated statement of financial condition of the Company contained in the Company Financial Statements dated December 31, 2014. Except as disclosed in Section 4.18 of the Company Disclosure Schedule, all real and personal property leased or licensed by the Company or the Company Subsidiaries are held pursuant to leases or licenses that are valid and enforceable in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, each such real property lease is transferable to Liberty and other than with respect to NVSL’s branch office located at 1699 Highland Avenue, Cheshire, Connecticut, no such real property lease will terminate or lapse prior to December 31, 2016.

4.19       Labor. No work stoppage involving the Company or any of the Company Subsidiaries is pending or threatened. Neither the Company nor any of the Company Subsidiaries is involved in, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding involving its employees. No employees of the Company or any of the Company Subsidiaries are represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees, and to the Knowledge of the Company, there have been no efforts to unionize or organize any employees of the Company or any of the Company Subsidiaries.

4.20       Certain Transactions. Neither the Company nor any of the Company Subsidiaries has been a party to any off-balance-sheet transactions involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions, except as set forth in Section 4.20 of the Company Disclosure Schedule.

4.21       Fairness Opinion. the Company has received an opinion from FinPro Capital Advisors, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration to be received by the stockholders of the Company pursuant to this Agreement is fair to such stockholders from a financial point of view, and FinPro Capital Advisors, Inc. has consented to the inclusion of such written opinion in the Proxy Statement.

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4.22       Loan Portfolio.

4.22.1     The allowance for possible losses reflected in the Company’s consolidated statement of financial condition contained in the Company Financial Statements dated March 31, 2015 was, and the allowance for possible losses shown on the balance sheets in the Company’s Regulatory Filings for dates after March 31, 2015 will be, calculated in all material respects, as of the dates thereof, in accordance with GAAP.

4.22.2     Section 4.22.2 of the Company Disclosure Schedule sets forth a listing, as of March 31, 2015 by account, of: (A) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as “Impaired” (as contemplated under FAS 114), “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized”, “Watch List”, or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (B) all assets classified by the Company as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.22.3     All loans receivable (including discounts) and accrued interest entered on the books of the Company and the Company Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of the Company’s or the Company Subsidiaries’ respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are, in all material respects, valid, true and genuine and are what they purport to be, except as set forth in Section 4.22.3 of the Company Disclosure Schedule. The loans, discounts and the accrued interest reflected on the books of the Company and the appropriate Company Subsidiaries are to the Knowledge of the Company subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. Except as set forth in Section 4.22.3 of the Company Disclosure Schedule, all such loans are owned by the Company or the appropriate Company Subsidiaries free and clear of any liens.

4.22.4     All pledges, mortgages, deeds of trust and other collateral documents or security instruments relating to all notes or other evidences of indebtedness referred to in Section 4.22.3 are, in all material respects, valid, true and genuine, and what they purport to be.

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4.23       Required Vote; Inapplicability of Anti-takeover Statutes.

4.23.1     The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock outstanding and entitled to vote is necessary to approve this Agreement and the transactions contemplated by this Agreement on behalf of the Company.

4.23.2     The Company and the Company Subsidiaries have taken all actions required to exempt the Company, the Agreement, the Bank Merger Agreement, the Merger and the Bank Merger from any provisions of an antitakeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

4.24       Material Interests of Certain Persons. Except as set forth in Section 4.24 of the Company Disclosure Schedule, no officer or director of the Company or any of the Company Subsidiaries, or any “associate” (as such term is defined in Rule 14a-l under the Exchange Act) of any such officer or director, (i) has any material interest in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of the Company Subsidiaries, or (ii) is indebted to, or has the right under a line of credit to borrow from, the Company or any of the Company Subsidiaries in an amount greater than $100,000.

4.25       Joint Ventures. Section 4.25 of the Company Disclosure Schedule sets forth the identities of all Joint Ventures in which the Company or any of the Company Subsidiaries is participating and a list of agreements relating to such Joint Ventures.

4.26       Intellectual Property. The Company and each of the Company Subsidiaries owns or possesses valid and binding licenses and other rights to use without payment of any material amount (except for royalties or payments with respect to off-the-shelf software) all material patents, trademarks, trade names, service marks, copyrights and any applications therefor, schematics, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer programs and applications (in both source code and object code form) and tangible and intangible proprietary information or material necessary to carry on the business of the Company as currently conducted (“Intellectual Property”), and all such Intellectual Property is described in Section 4.26 of the Company Disclosure Schedule (except for off-the-shelf software). To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has any material undisclosed liability with respect to (i) the Intellectual Property or (ii) licenses, sublicenses and other agreements as to which the Company or any of the Company Subsidiaries is a party and pursuant to which the Company or any of the Company Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software which are incorporated in, or form a part of, any of the Company’s or any the Company Subsidiaries’ product.

4.27       Disclosures. None of the representations and warranties of the Company or any of the written information or documents furnished or to be furnished by the Company to Liberty or the Acquisition Corporation in connection with or pursuant to this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (including the Merger and the Bank Merger), when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LIBERTY

Liberty represents and warrants to the Company that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth in the Liberty Disclosure Schedule delivered by Liberty to the Company on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. No representation or warranty of Liberty contained herein shall be deemed untrue or incorrect, and Liberty shall not be deemed to have breached a representation or warranty, on account of the existence of any fact, circumstance or event, unless, as a direct or indirect consequence of such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph in this Article V, as applicable, there is reasonably likely to exist a Material Adverse Effect. The mere inclusion of an item in the Liberty Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Liberty that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Liberty Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect. Except as set forth in the corresponding section or subsection of the Liberty Disclosure Schedule (it being agreed that disclosure of any information in a particular section or subsection of the Liberty Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Liberty represents and warrants to the Company as follows:

5.1         Capital Structure. Liberty is a Connecticut-chartered savings bank in mutual form and, as a result, has no authorized or outstanding capital stock.

5.2         Organization, Standing and Authority of Liberty.

5.2.1       Liberty is a mutual savings bank duly organized and in legal existence under the laws of the State of Connecticut with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted, and is duly licensed or qualified to do business and is in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect. The deposit accounts of Liberty are insured by the FDIC to the maximum extent permitted by the FDIA. Liberty has paid all premiums and assessments required by the FDIC. Liberty has heretofore delivered or made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of Liberty as in effect on the date hereof.

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5.2.2       The Acquisition Corporation, on the date it becomes a party to this Agreement, will be duly organized, validly existing and in good standing under the laws of the State of Connecticut. On and after the date the Acquisition Corporation becomes a party to this Agreement, Liberty will own all of the issued and outstanding shares of capital stock of the Acquisition Corporation, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares of capital stock will be duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights.

5.3         Authorized and Effective Agreement.

5.3.1       Liberty has all requisite corporate power and authority to enter into this Agreement and the Bank Merger Agreement and (subject to receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement and the Bank Merger Agreement. The execution and delivery of this Agreement and the Bank Merger Agreement and the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Liberty. This Agreement and the Bank Merger Agreement have been duly and validly executed and delivered by Liberty and, assuming due authorization, execution and delivery by the Company and NVSL, constitutes the legal, valid and binding obligation of Liberty, enforceable against Liberty in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3.2       Neither the execution and delivery of this Agreement or the Bank Merger Agreement, nor consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement, nor compliance by Liberty with any of the provisions hereof or thereof (i) does or will conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of Liberty, (ii) violate, conflict with or result in a breach of any term, condition or provision of, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of Liberty pursuant to, any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Liberty is a party, or by which any of its properties or assets may be bound or affected, or (iii) subject to receipt of all required governmental and Board of Director approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Liberty, except for such violations, conflicts, breaches or defaults described in clause (ii) or (iii) which either individually or in the aggregate, will not have a Material Adverse Effect on Liberty.

5.3.3       The Acquisition Corporation, on the date it becomes a party to this Agreement, will have all requisite corporate power and authority to enter into this Agreement and (subject to the receipt of all necessary governmental approvals) to perform all of its obligations under this Agreement. On the date it becomes a party to this Agreement, no other corporate proceedings on the part of the Acquisition Corporation will be necessary to consummate the transactions contemplated by this Agreement. This Agreement, upon execution and delivery by the Acquisition Corporation, will be duly and validly executed and delivered by the Acquisition Corporation, and will constitute the legal, valid and binding obligation of the Acquisition Corporation, enforceable against the Acquisition Corporation in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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5.3.4       Except for (i) the filing of applications and notices with, and the consents and approvals, as applicable, of the Bank Regulators, (ii) the filing of Certificates of Merger, this Agreement and the Bank Merger Agreement, and the approval of the Commissioner of the CT DOB with the Secretary of the State of the State of Connecticut pursuant to applicable law with respect to the Merger and the Bank Merger, and (iii) the filing of applications and notices, as applicable, with the Federal Reserve Board pursuant to the BHCA, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Liberty or the Acquisition Corporation in connection with the execution and delivery by Liberty and the Acquisition Corporation, as applicable, of this Agreement and the Bank Merger Agreement and the consummation of the Merger and the Bank Merger by Liberty and the Acquisition Corporation, as applicable.

5.3.5       As of the date hereof, Liberty is not aware of any reasons relating to Liberty why all consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement or the Bank Merger Agreement as shall be necessary for consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.4         Financial Statements.

5.4.1       Liberty has previously delivered or made available to the Company accurate and complete copies of the Liberty Financial Statements which, in the case of audited Liberty Financial Statements, are accompanied by the audit reports of its independent public accountants. The Liberty Financial Statements have been prepared in accordance with GAAP and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Liberty and the Liberty Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

5.4.2       Each of the Liberty Financial Statements referred to in Section 5.4.1 has been prepared in accordance with GAAP during the periods involved, except as stated therein or, in the case of unaudited interim Liberty Financial Statements, the absence of footnotes and customary year-end adjustments. The audits of Liberty have been conducted in accordance with generally accepted auditing standards. The books and records of Liberty and the Liberty Subsidiaries are being maintained in compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Liberty and the Liberty Subsidiaries. The minute books of Liberty and each Liberty Subsidiary contain complete and accurate records of all meetings and other corporate actions of their respective stockholders and Boards of Directors (including all committees) authorized at such meetings held or taken since December 31, 2014 through the date of this Agreement.

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5.4.3       At the date of each balance sheet included in the Liberty Financial Statements, Liberty did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Liberty Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.5         Material Adverse Effect. Since December 31, 2014 to the date hereof (i) Liberty has conducted its business in the ordinary and usual course (excluding (x) the incurrence of expenses in connection with this Agreement and the Bank Merger Agreement, (y) the incurrence of expenses in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement and (z) any matter disclosed in any Liberty Disclosure Schedule), and (ii) no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Liberty.

5.6         Certain Information. None of the information supplied by Liberty relating to Liberty and the Liberty Subsidiaries to be included or incorporated by reference in the Proxy Statement, as of the date(s) such Proxy Statement is mailed to stockholders of the Company, and up to and including the date of the meeting of stockholders to which such Proxy Statement relates, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date.

5.7         Compliance with Laws.

5.7.1       Liberty has all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business in all material respects as it is currently being conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect; and to the Knowledge of Liberty, no suspension or cancellation of any of the same is threatened.

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5.7.2       Liberty is not in violation of its Certificate of Incorporation, or Bylaws, or to the Knowledge of Liberty, in violation of any applicable federal, state or local law or ordinance or any order, rule or regulation of any federal, state, local or other governmental agency or body (including, without limitation, all banking (including without limitation all regulatory capital requirements), municipal securities, insurance, safety, health, zoning, anti-discrimination, antitrust, and wage and hour laws, ordinances, orders, rules and regulations), or in default with respect to any order, writ, injunction or decree of any court, or in default under any order, license, regulation or demand of any governmental agency and, to the Knowledge of Liberty, Liberty along with its executive officers and directors, is not in violation of any Securities Laws; and Liberty has not received any written notice or communication from any federal, state or local governmental authority asserting that Liberty is in violation of any of the foregoing, which violation has not been corrected on a prospective basis in all material respects. Liberty is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding or written commitment (other than those of general applicability to all savings banks), and it has not received any written communication requesting that it enter into any of the foregoing. Since December 31, 2014 no regulatory agency has initiated any proceeding or, to the Knowledge of Liberty, investigation into the business or operations of Liberty. Liberty has not received any objection from any regulatory agency to Liberty’s response to any violation, criticism or exception with respect to any report or statement relating to any examination of Liberty.

5.7.3       Liberty was rated “Satisfactory” following its most recent Community Reinvestment Act examination by the regulatory agency responsible for its supervision. Liberty has not received any notice of and has no Knowledge of any planned or threatened objection by any community group to the transactions contemplated by this Agreement or the Bank Merger Agreement.

5.8         Brokers and Finders. Neither Liberty nor any of its directors, officers or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement, except that Liberty has engaged and will pay a fee or commission to Sandler O’Neill & Partners, L.P.

5.9         Disclosures. None of the representations and warranties of Liberty or any of the written information or documents furnished or to be furnished by Liberty to the Company in connection with or pursuant to this Agreement or the Bank Merger Agreement or the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement (including the Merger and the Bank Merger) when considered as a whole, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated or necessary to make any such information or document, in light of the circumstances, not misleading.

5.10       Litigation. There is no action, suit, claim, proceeding, judgment, order, injunction, rule or governmental decree to which Liberty is subject, or pending or, to the knowledge of Liberty, threatened against or affecting Liberty, that would reasonably be expected to have a Material Adverse Effect on the ability of Liberty to timely consummate the transactions contemplated by this Agreement.

5.11       Financial Ability. As of the date of this Agreement, Liberty has the financial ability and on the Effective Date of the Merger and through the date of payment of the aggregate amount of cash payable pursuant to Article III hereof, Liberty will have the funds necessary to consummate the Merger and pay the aggregate amount of cash to be paid to holders of Company Common Stock and Options pursuant to Section 3.2 hereof.

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ARTICLE VI

COVENANTS OF THE COMPANY

6.1         Conduct of Business.

6.1.1       Affirmative Covenants. Except with the written consent of Liberty, during the period from the date of this Agreement to the Effective Time of the Merger, the Company will operate its business, and it will cause each of the Company Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use its commercially reasonable best efforts in good faith to preserve intact its business organization and assets, keep available the present services of the employees, maintain its rights and franchises, and preserve the goodwill of its customers and others with whom business relationships exist; and voluntarily take no action which would or be reasonably likely to (i) adversely affect the ability of the Company or NVSL to obtain any necessary approvals of Governmental Entities required for the transactions contemplated by this Agreement or the Bank Merger Agreement or increase the period of time necessary to obtain such approvals, or (ii) adversely affect its ability to perform its covenants and agreements under this Agreement or the Bank Merger Agreement;

6.1.2       Negative Covenants. The Company agrees that from the date of this Agreement to the Effective Time of the Merger, except as otherwise specifically permitted or required by this Agreement and except to the extent required by law or regulation or any Governmental Entity, or consented to by Liberty in writing (such consent not to be unreasonably withheld, conditioned or delayed), the Company will not, and will cause each of the Company Subsidiaries not to:

(a)          change or waive any provision of its Articles of Incorporation, Charter or Bylaws, except as required by law;

(b)          change the number of shares of its authorized capital stock;

(c)          issue any capital stock or issue, grant or accelerate the vesting of (other than immediately prior to the Effective Time) any option, restricted stock award, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or the any of the Company Subsidiaries, or any securities convertible into shares of such stock; except that the Company may issue shares of Company Common Stock or permit treasury shares to become outstanding to satisfy currently outstanding and fully vested Options in accordance with the terms of the respective option agreements and the Company Stock Option Plans described in Section 4.1 hereof;

(d)          effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock (other than in connection with the exercise of Options or the vesting or forfeiture of Restricted Shares);

(e)          declare or pay any dividends or other distributions with respect to Company Common Stock;

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(f)          enter into or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business or except as set forth in Section 6.1.2(f) of the Company Disclosure Schedule;

(g)          incur any liabilities or obligations (excluding (i) customer deposit accounts, and retail repurchase agreements and (ii) Federal Home Loan Bank advances and federal funds purchased with securities sold under agreement to repurchase in the ordinary course of business consistent with parameters established in consultation with Liberty’s Chief Financial Officer and consistent with the prudent management and past practices of the Company) in excess of $25,000 individually or $50,000 in the aggregate, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument;

(h)          make any capital expenditures in excess of $10,000 individually or $100,000 in the aggregate, except pursuant to binding commitments existing on the date hereof and as set forth in Section 6.1.2(h) of the Company Disclosure Schedule and except for expenditures reasonable and necessary to maintain assets in good repair;

(i)           except for commitments issued prior to the date of this Agreement which have not yet expired and renewals of existing credit facilities which are not subject to Special Mention or more severe risk rating which have been disclosed in Section 6.1.2(i) of the Company Disclosure Schedule, make any new loan (including leasing transactions) or other credit facility commitment or increase any loan or other credit facility commitment to any borrower or group of affiliated borrowers in excess of the following limitations without prior consultation with and approval from Liberty’s Chief Lending Officer (or his designee), which approval shall be deemed to be given unless Liberty provides written objection to the Company by the end of the third Business Day after Liberty receives a written request from the Company for approval: (i) $300,000 with respect to home equity loans; (ii) $500,000 with respect to residential first mortgage loans to be retained in the loan portfolio; and (iii) $1,000,000 with respect to commercial and industrial and commercial mortgage loans.

(j)          (i)          except as set forth in Section 6.1.2(j)(i) of the Company Disclosure Schedule, grant any increase in rates of compensation to its non-officer employees other than in the ordinary course of business consistent with past practice provided that no such increase shall result in an annual adjustment of more than 3% without prior consultation with and approval from Liberty’s Senior Vice President of Human Resources or Liberty’s Chief Financial Officer; grant any increase in rates of compensation to, or pay or agree to pay any bonus or severance to, or provide any other new employee benefit or incentive to its directors or to its officers except for non-discretionary payments required by agreements existing as of the date hereof and set forth on Section 6.1.2(j)(i) of the Company Disclosure Schedule; grant any bonuses to its non-officer employees other than in the ordinary course of business consistent with past practice and bonuses that are reasonable and necessary to compensate the Company employees through the Effective Date of the Merger, in consultation with the Senior Vice President and Human Resource Director of Liberty or Liberty’s Chief Financial Officer; enter into any employment, severance or similar agreements or arrangements with any director or employee; adopt or amend or terminate any employee benefit plan, pension plan or incentive plan except as required by law or the terms of such plan or as provided in Section 6.1.2(j)(i) of the Company Disclosure Schedule, or permit the vesting of any material amount of benefits under any such plan other than pursuant to the provisions thereof as in effect on the date of this Agreement; or make any contributions to any Company Employee Plan not in the ordinary course of business consistent with past practice; or

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(ii)         increase the number of (A) non-officer personnel employed by the Company or any of the Company Subsidiaries over the staffing level previously authorized as set forth in Section 6.1.2(j)(ii) of the Company Disclosure Schedule, or (B) officers employed by the Company or the any of the Company Subsidiaries over the number of such officers currently so employed, without the prior consent of Liberty’s Senior Vice President and Human Resource Director or Liberty’s Chief Financial Officer.

(k)          make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(l)          make any equity investment or commitment to make such an investment in real estate or in any real estate development project including foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring;

(m)          subject to Section 6.10 hereof, merge into, consolidate with, affiliate with, or be purchased or acquired by, any other Person, or permit any other Person to be merged, consolidated or affiliated with it or be purchased or acquired by it, or, except to realize upon collateral in the ordinary course of its business, acquire a significant portion of the assets of any other Person, or sell a significant portion of its assets;

(n)          make any change in its accounting methods or practices, except changes as may be required by GAAP or by law or regulatory requirements;

(o)          enter into any off-balance sheet transaction involving interest rate and currency swaps, options and futures contracts, or any other similar derivative transactions;

(p)          invest or commit to invest in, or otherwise increase, decrease or alter its investment in, any existing or new Joint Venture;

(q)          except as set forth in Section 6.1.2(q) of the Company Disclosure Schedule, make any material change in policies in existence as of the date of this Agreement with regard to the extension of credit, the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon, investment, asset/liability management or other material banking policies, except as may be required by changes in applicable law or regulations or by GAAP;

(r)          waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which the Company or any of the Company Subsidiaries is a party, other than in the ordinary course of business, consistent with past practice;

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(s)          purchase any debt securities or any equity securities, or purchase any security for its investment portfolio, or otherwise take any action that would materially alter the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities;

(t)          enter into, renew, extend or modify any transaction with any Affiliate;

(u)          except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment or severance agreement or similar agreement;

(v)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with the provisions of this Agreement, take any action that would give rise to an acceleration of the right to payment to any individual under any the Company Employee Plan;

(w)          without the prior consultation and consent of Liberty’s Chief Financial Officer, sell any participation interest in any existing or newly originated loan other than as permitted under Section 6.1.2(i), or acquire a participation in any loan except as set forth in and subject to the restrictions of Section 6.1.2(i) hereof;

(x)          enter into any new or depart from any existing line of business;

(y)          increase or decrease the rate of interest paid on deposits, except within 35 basis points of rates paid by Liberty for comparable deposits;

(z)          take any action that (i) would, or is reasonably likely to, prevent or impede the Merger or the Bank Merger from qualifying as a qualified stock purchase within the meaning of Section 338 of the Code or (ii) is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement or the Bank Merger Agreement being or becoming untrue in any material respect at or prior to the Effective Time of the Merger, (y) any of the conditions to the Merger set forth in Article IX not being satisfied or (z) a material violation of any provision of this Agreement or the Bank Merger Agreement, except as may be required by applicable law or regulation;

(aa)         agree to do any of the foregoing.

6.2         Current Information. During the period from the date of this Agreement to the Effective Time of the Merger, the Company will cause one or more of its representatives to confer with representatives of Liberty and report on the general status of its ongoing operations at such times as Liberty may reasonably request, which reports shall include, but not be limited to, discussion of the possible termination by the Company of third-party service provider arrangements effective at the Effective Time of the Merger or at a date thereafter, non-renewal of personal and real property leases and software licenses used by the Company or any of the Company Subsidiaries in connection with its systems operations, retention of outside consultants and additional employees to assist with transactions contemplated by this Agreement and the Bank Merger Agreement, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that the Company shall not be obligated to take any such action prior to the Effective Time of the Merger and, unless the Company otherwise agrees, no conversion shall take place prior to the Effective Time of the Merger. the Company will promptly notify Liberty of any material change from the normal course of the business of the Company or any of the Company Subsidiaries or in the operation of the properties of the Company or any Subsidiary and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving the Company or any of the Company Subsidiaries. With respect to such events, the Company will also provide Liberty such information as Liberty may reasonably request from time to time. As soon as available after the end of each month, the Company will deliver to Liberty an unaudited consolidated balance sheet and an unaudited consolidated statement of operations, without related notes, for such month prepared in accordance with the Company’s current financial reporting practices.

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6.3         Access to Properties and Records. In order to facilitate the consummation of the Merger and the Bank Merger and the integration of the business and operations of the parties, subject to Section 12.1 hereof and subject to applicable laws relating to exchange of information, the Company will permit Liberty and its officers, employees, counsel, accountants and other authorized representatives, access, upon reasonable notice, to its personnel and properties and those of the Company Subsidiaries, and shall disclose and make available to Liberty during normal business hours throughout the period prior to the Effective Time of the Merger all of the books, papers and records of the Company or any of the Company Subsidiaries relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement, the Bank Merger Agreement or other strategic alternatives) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Liberty may have a reasonable interest; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. The Company shall provide and shall request its auditors to provide Liberty with such historical financial information regarding the Company and any of the Company Subsidiaries (and related audit reports and consents) as Liberty may reasonably request. Liberty shall use reasonable efforts to minimize any interference with the Company’s and any of the Company Subsidiaries’ regular business operations during any such access to the Company’s or the Company Subsidiaries’ personnel, property, books or records. The Company and any of the Company Subsidiaries shall permit Liberty, at Liberty’s expense, to cause so-called “Phase I Environmental Site Assessments” and/or “Phase II Environmental Site Assessments” to be performed at any physical location owned or operated by the Company or any of the Company Subsidiaries and, to the extent the Company or any of the Company Subsidiaries has the contractual right to do so, at any Loan Property or Participation Facility.

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6.4         Financial and Other Statements.

6.4.1           Promptly upon receipt thereof, the Company will furnish to Liberty copies of each annual, interim or special audit of the books of the Company and any of the Company Subsidiaries made by its independent accountants and/or its internal auditors and copies of all internal control reports submitted to the Company by such accountants and/or internal auditors in connection with each annual, interim or special audit of the financial statements of the Company and the Company Subsidiaries made by such accountants and/or internal auditors.

6.4.2           As soon as practicable, the Company will furnish to Liberty copies of all such financial statements and reports and opinions as the Company shall send to its stockholders or any regulatory authority, except as legally prohibited.

6.4.3           The Company will advise Liberty promptly of the receipt of any examination report or written communication with any Bank Regulator with respect to the condition, activities or compliance of the Company or the Company Subsidiaries.

6.4.4           The Company will promptly furnish to Liberty such additional financial data as Liberty may reasonably request, including without limitation, detailed routine monthly loan reports and other reports that the Company routinely produces.

6.5         Maintenance of Insurance. The Company shall maintain, and shall cause each of the Company Subsidiaries to maintain, such insurance in such amounts as are reasonable to cover such risks management of the Company and each of the Company Subsidiaries reasonably has determined to be prudent and as are customary in relation to the character and location of its and their respective properties and the nature of its and their respective businesses consistent with past practices.

6.6         Disclosure Supplements. From time to time prior to the Effective Time of the Merger, the Company will promptly supplement or amend the Company Disclosure Schedule delivered in connection herewith with respect to any matter (including all developments in litigation matters) hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Company Disclosure Schedule or which is necessary to correct any information in such Company Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any Company Disclosure Schedule shall be deemed to be an admission by the Company that such Company Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such Company Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7         Consents and Approvals of Third Parties. The Company shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement, including, but not limited to, approvals or consents required pursuant to any leases or material contracts. Upon Liberty’s request, without limiting the generality of the foregoing, the Company shall utilize the services of a professional proxy soliciting firm acceptable to Liberty to help obtain the shareholder vote required to be obtained by it hereunder.

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6.8         Reasonable Best Efforts. Subject to the terms and conditions herein provided, the Company shall use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement during the fourth calendar quarter of 2015 or the first calendar quarter of 2016.

6.9         Failure to Fulfill Conditions. In the event that the Company determines that a condition to its obligation to complete the Merger or the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify Liberty.

6.10       Acquisition Proposals.

6.10.1         From and after the date of this Agreement and until the termination of this Agreement, the Company agrees that neither it nor any of the Company Subsidiaries shall, and that it shall direct and use its best efforts in good faith to cause its and such Subsidiary’s directors, officers, employees, agents and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to, or (ii) engage in any negotiations concerning, or (iii) provide any confidential information or data to, or have any discussions with, any Person relating to, an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefore by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company Board of Directors receives from the Person so requesting such information an executed confidentiality agreement substantially similar to that entered into with Liberty; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Company Board of Directors determines in good faith (after consultation with outside legal counsel) that failure to take such action would result in a violation of its fiduciary duties under applicable law, and (ii) the Company Board of Directors determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is at least as reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and, if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement. An Acquisition Proposal which is received and considered by the Company in compliance with this Section 6.10 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a “Superior Proposal.” The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. The Company agrees that it will notify Liberty immediately (within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with the Company or any of its representatives after the date hereof, and the identity of the person making such inquiry, proposal or offer and the substance thereof and will keep Liberty informed of any material developments with respect thereto immediately upon the occurrence thereof.

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6.10.2 In the event that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and upon advice from outside counsel, that it desires to accept a Superior Proposal, it shall notify Liberty in writing of its intent to terminate this Agreement and the Bank Merger Agreement in order to enter into an acquisition agreement with respect to, or recommend acceptance of, the Superior Proposal. Such notice shall specify all of the material terms and conditions of such Superior Proposal and identify the Person making such Superior Proposal. Liberty shall have five Business Days to evaluate and respond to the Company’s notice. If Liberty notifies the Company in writing prior to the expiration of the five Business Day period provided above that it shall increase the Merger Consideration to an amount at least equal to that of such Superior Proposal (the “Liberty Proposal”), then the Company shall not be permitted to enter into an acquisition agreement with respect to, or permit its Board to recommend acceptance to its stockholders of, such Superior Proposal. Such notice by Liberty shall specify the new Merger Consideration. The Company shall have five Business Days to evaluate the Liberty Proposal.

6.10.3 In the event the Superior Proposal involves consideration to the Company’s stockholders consisting of securities, in whole or in part, a Liberty Proposal shall be deemed to be at least equal to the Superior Proposal, if the Liberty Proposal offers Merger Consideration that equals or exceeds the consideration being offered to the Company’s stockholders in the Superior Proposal valuing any securities forming a part of the Superior Proposal at its cash equivalent based upon (a) the average trading price of such securities for the 30 trading days immediately preceding the date of the Liberty Proposal, excluding the five (5) highest and five (5) lowest prices within such 30-day period, or (b) if such securities are not listed on a national securities exchange, the written valuation of such securities by a nationally recognized investment banking firm. Any written valuation shall be attached as an exhibit to the Liberty Proposal.

6.10.4 In the event that the Board of Directors of the Company determines in good faith, upon the advice of its financial advisor and outside counsel, that the Liberty Proposal is not at least equal to the Superior Proposal, the Company may terminate this Agreement and the Bank Merger Agreement in order to execute an acquisition agreement with respect to, or to allow its Board to adopt a resolution recommending acceptance to the Company’s stockholders of, the Superior Proposal as provided in Section 11.1.10.

6.11       Board of Directors and Committee Meetings. The Company shall provide to Liberty (a) notice of any and all regular and special meetings of the Board of Directors and all Committees of the Company or NVSL, which notice shall be no less timely than the notice required to be provided to the Company’s directors, and (b) at such time as customarily provided

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to the Company’s or NVSL’s directors, copies of all written materials (i) accompanying any such notices, (ii) presented to the participants of any and all such meetings, and (iii) copies of drafts of meeting minutes and credit memoranda produced with respect to any such meeting, excluding, however, any materials pertaining to Liberty, the transactions contemplated by this Agreement and the Bank Merger Agreement, and any third party proposal to acquire a controlling interest in the Company or NVSL.

6.12       Accruals and Merger-Related Costs. Immediately before the Effective Time of the Merger, the Company shall use its reasonable best efforts in good faith to establish such additional accruals as may be necessary to conform the accounting practices and methods of the Company and NVSL to those of Liberty (as such practices and methods are to be applied to the Company and NVSL from and after the Closing Date) and Liberty’s plans with respect to the conduct of the business of the Company and NVSL following the Merger and otherwise to reflect Merger and Merger-related expenses and costs incurred by the Company, provided, however, that the Company shall not be required to take such action unless Liberty agrees in writing that all conditions to Closing set forth in Article IX have been satisfied or waived (including the expiration of any applicable waiting periods but excluding the delivery of certificates and other documents to be delivered at the Closing); and no accrual made by the Company or any of the Company Subsidiaries pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual, shall constitute a breach of this Agreement within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by the Company pursuant to this Section 6.12 if, in the opinion of the Company’s independent auditors, such action would contravene GAAP.

6.13       Transaction Expenses of the Company and NVSL.

6.13.1         The Company has provided Liberty with the Company’s estimated budget of transaction-related expenses reasonably anticipated to be payable by the Company in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement, including the fees and expenses of counsel, accountants, investment bankers and other professionals. The Company shall promptly notify Liberty if or when it determines that, it expects to exceed its budget.

6.13.2         Promptly after the execution of this Agreement, the Company shall ask all of its attorneys and other professionals to render current and correct invoices for all unbilled time and disbursements. The Company shall accrue and/or pay all of such amounts that are actually due and owing as soon as possible.

6.14       Non-Depository Investment Relationships. In cooperation with Liberty, the Company and NVSL shall terminate the agreement with Infinex Investments, Inc. (“Infinex”) dated as of March 1, 2003 and any amendment thereto and cooperate with Liberty to facilitate the transfer of the non-depository investment relationships to Liberty or, at Liberty’s direction, to Liberty’s third party vendor, Raymond James Financial Services, Inc., or such other third party vendor of Liberty who provides non-depository investment services or products, as of the Effective Time.

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ARTICLE VII

COVENANTS OF LIBERTY

7.1         Disclosure Supplements. From time to time prior to the Effective Time of the Merger, Liberty will promptly supplement or amend the Liberty Disclosure Schedule delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Liberty Disclosure Schedule or which is necessary to correct any information in such Liberty Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to any Liberty Disclosure Schedule shall be deemed to be an admission by Liberty that such Liberty Disclosure Schedule was materially inaccurate prior to such supplement or amendment or that such supplement or amendment constitutes a material change. No supplement or amendment to such Liberty Disclosure Schedule shall be deemed to have modified the representation, warranties and covenants the purpose of determining satisfaction of the conditions set forth in Article IX.

7.2         Consents and Approvals of Third Parties. Liberty shall use all reasonable best efforts in good faith to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement.

7.3         Reasonable Best Efforts. Subject to the terms and conditions herein provided, Liberty agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Bank Merger Agreement during the fourth calendar quarter of 2015 or the first calendar quarter of 2016.

7.4         Failure to Fulfill Conditions. In the event that Liberty determines that a condition to its and the Acquisition Corporation’s obligation to complete the Merger and the Bank Merger cannot be fulfilled and that it will not waive that condition, it will immediately so notify the Company.

7.5         Employees and Employee Benefits.

7.5.1           Liberty anticipates offering employment to many of the employees of the Company and NVSL, subject to review of personnel files and such employment criteria for particular positions as Liberty customarily applies, following the Effective Time of the Merger.

7.5.2           Each employee of the Company and NVSL who remains employed by Liberty following the Effective Time of the Merger (each, a “Continuing Employee”) shall be treated on an equal basis with other Liberty employees as to compensation and promotion, and shall be entitled to participate in whatever employee benefit plans and other compensation and benefit plans that Liberty may maintain for the benefit of its similarly situated employees.

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Each Continuing Employee shall be credited with service as a Company employee for purposes of determining his or her status under Liberty’s policies with respect to vacation, sick and other leave. With respect to the Liberty defined benefit pension plan, each Continuing Employee shall be credited with hours of service as a Company employee for the prior employment period with the Company for purposes of eligibility and vesting under the Liberty defined benefit pension plan, but not for purposes of benefit accruals under the plan. With respect to the Liberty defined contribution plan, each Continuing Employee shall be credited with prior years of service as a Company employee for purposes of eligibility and vesting. With respect to any Liberty plan which is a health, life or disability insurance plan, each Continuing Employee shall not be subject to any pre-existing condition limitation for conditions covered under such plans. Nothing herein shall limit the ability of Liberty to amend or terminate any of the Liberty Employee Plans in accordance with their terms at any time.

7.5.3           Liberty shall honor the terms of all Company Employee Plans set forth on Section 4.14.9 of the Company Disclosure Schedule and such Schedule contains all employment and change of control, severance and similar agreements, arrangements, policies or programs with any employee or director of the Company or any of the Company Subsidiaries (“Benefit Agreements”). In no circumstance shall Liberty make or agree to make any payment that would result in any “excess” golden parachute payment as defined in Section 280G of the Internal Revenue Code, fail to comply with Section 409A of such Code, or violate provisions of law, rule or regulation.

7.5.4            In accordance with the terms of the Naugatuck Valley Savings and Loan KSOP Plan (“KSOP”) upon consummation of the Merger, the KSOP shall terminate and, as soon as practicable thereafter, the KSOP trustee shall repay in full any outstanding exempt loans. In connection with such repayment, the trustee shall apply the Merger Consideration received with respect to the unallocated shares of Company Common Stock acquired with the proceeds of the exempt loans. After repayment of the exempt loans, all remaining shares of Company Common Stock (if any) held in the KSOP loan suspense account, all other stock or securities, and any cash proceeds from the sale or other disposition shall be allocated in accordance with the terms of the KSOP.

7.5.5           Liberty agrees to the funding of a stay bonus pool set forth in Section 7.5.5 of the Company Disclosure Schedule. Any such stay bonus shall be in addition to, and not in lieu of, any payment made pursuant to any Benefit Agreement.

7.6         Directors and Officers Indemnification and Insurance.

7.6.1           Liberty shall secure “tail coverage” for a period of six (6) years following the Effective Time of the Merger for the Company’s and the Company Subsidiary’s current directors and officers in amount and scope, and containing terms and conditions, which are not less favorable than the Company’s current directors and officers liability insurance policy. The foregoing notwithstanding, in no event shall the aggregate premium for such tail coverage be in excess of $800,000, and if the aggregate premium exceeds such amount, Liberty shall provide the maximum amount of coverage that can be obtained for such amount, and in such event interested officers or directors of the Company may purchase additional coverage, if available, at their own expense.

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7.6.2           From and after the Effective Time of the Merger, Liberty shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time of the Merger, a director, officer or employee of the Company or any of the Company’s Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorney’s fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Liberty, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, investigative or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of the Company Subsidiaries or is or was a fiduciary of the Company or of any of the Company’s Subsidiaries under any the Company Employee Plan if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time of the Merger (including, without limitation, the Merger and the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time of the Merger (the “Indemnified Liabilities”), to the same extent as such persons are indemnified as of the date of this Agreement under applicable state or federal law and under the Company’s Articles of Incorporation and Bylaws and the governing or organizational documents of any of the Company’s Subsidiaries. Liberty shall advance expenses as incurred by such Indemnified Party to the same extent as such person is entitled to advancement of expenses as of the date of this Agreement pursuant to the Company’s Articles of Incorporation and Bylaws and the governing or organizational documents of any of the Company’s Subsidiaries upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined not to be entitled to indemnification.

7.6.3           If either Liberty or any of its successors or assigns (i) consolidates with or merges into any Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Liberty shall assume the obligations set forth in this Section 7.6. The obligations of Liberty under this Section 7.6 are intended to be enforceable against Liberty directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Liberty.

7.7         The Acquisition Corporation Organizational Documents. Prior to the Effective Time, the Acquisition Corporation will be a corporation duly organized and in good standing or legal existence, as appropriate, under the laws of the jurisdiction in which it is organized with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as then conducted and shall be duly licensed or qualified to do business and be in good standing or legal existence, as appropriate, in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. Promptly following the organization of the Acquisition Corporation, the Board of Directors thereof shall approve this Agreement and the transactions contemplated hereby, and Liberty shall cause the Acquisition Corporation to execute and deliver an appropriate instrument of accession to this Agreement, whereupon the Acquisition Corporation shall become a party to, and be bound by, this Agreement.

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7.8         Governance After the Merger.

7.8.1           Liberty shall consider increasing its Board to include one new director from the area served by the Company. In addition, Liberty shall invite and select two (2) directors of the Company to become Corporators of Liberty.

7.8.2           Following the Effective Time of the Merger, Liberty shall establish an advisory board and shall invite the current members of the Board of the Company who are not serving as directors or Corporators of Liberty to serve as members of such advisory board. Members of such advisory board who are not employees of Liberty shall be eligible to receive reasonable compensation to be set by the Liberty Board for the attendance at the quarterly meetings of such advisory board.

ARTICLE VIII

REGULATORY AND OTHER MATTERS

8.1         The Company Special Meeting. The Company will, in accordance with applicable law and the Company’s Articles of Incorporation and Bylaws, (i) as promptly as reasonably practicable take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of approving this Agreement and the transactions contemplated by this Agreement, and for such other purposes as may be, in the Company’s and Liberty’s reasonable judgment, necessary or desirable, (ii) subject to the fiduciary responsibility of the Board of Directors of the Company as advised by counsel, recommend to its stockholders the approval of the aforementioned matters to be submitted by it to its stockholders and oppose any third party proposal or other action that is inconsistent with this Agreement or the consummation of the transactions contemplated by this Agreement, and (iii) cooperate and consult with Liberty with respect to each of the foregoing matters. Except with the prior approval of Liberty, no other matters shall be submitted for approval of the Company stockholders at the Company Stockholders Meeting. Notwithstanding anything to the contrary contained in this Section 8.1, at any time before the Company Shareholder Meeting, the Board of Directors of the Company may withdraw or modify its recommendation to approve this Agreement in a manner adverse to Liberty if the Board of Directors of the Company determines in good faith that the withdrawal or modification of its recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable law.

8.2         Proxy Statement.

8.2.1           For the purposes of holding the Company Stockholders Meeting, no later than September 30, 2015, the Company shall prepare and cause to be filed with the SEC, and Liberty shall cooperate in the preparation of, a proxy statement or statements satisfying all legal requirements (such proxy statement in the form mailed by the Company to the Company stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement”).

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8.2.2           Liberty shall provide the Company with any information concerning Liberty and the Acquisition Corporation that the Company may reasonably request in connection with the drafting and preparation of the Proxy Statement. The Company shall give Liberty and its counsel the opportunity to review and comment on the Proxy Statement at least ten (10) days prior to its being filed and shall give Liberty and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement prior to their being filed. Each of Liberty and the Company agrees to use all reasonable efforts, after consultation with the other party hereto, to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Company Common Stock entitled to vote at the Company Stockholders Meeting at the earliest practicable time.

8.2.3           Liberty and the Company each shall promptly notify the other party if at any time either of them, respectively, becomes aware that the Proxy Statement contains any untrue statement of a material fact or omits to state a material fact about themselves required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Liberty shall cooperate with the Company in the preparation of a supplement or amendment to such Proxy Statement which corrects such misstatement or omission, and the Company shall mail such supplement or amendment to the Company’s stockholders.

8.3         Regulatory Approvals. Each of the Company, Liberty and the Acquisition Corporation will cooperate with the other parties hereto and use all reasonable efforts to prepare and expeditiously file as soon as reasonably practicably all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including without limitation the Merger and the Bank Merger. Within sixty (60) days after the date of this Agreement, Liberty and the Acquisition Corporation shall prepare and submit the necessary filings to the applicable Governmental Entities, including but not limited to the FDIC, the CT DOB, the Federal Reserve Board, and the OCC, seeking consent to the consummation of the Merger and the Bank Merger and transactions contemplated by this Agreement and the Bank Merger Agreement. The Company, Liberty and the Acquisition Corporation will furnish each other party hereto and each other party’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement and any petition or any other statement or application made by or on behalf of Liberty, the Acquisition Corporation or the Company to any Governmental Entity in connection with the Merger and the Bank Merger, and the other transactions contemplated by this Agreement and the Bank Merger Agreement. Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement with any Governmental Entity. In addition, Liberty, the Acquisition Corporation and the Company shall each furnish to each other party hereto for review a copy of each such filing made in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement with any Governmental Entity prior to its filing.

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ARTICLE IX

CLOSING CONDITIONS

9.1         Conditions to Each Party’s Obligations Under this Agreement. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1           This Agreement and the transactions contemplated by this Agreement, including the Merger, shall have been approved by the requisite vote of stockholders of the Company.

9.1.2           None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement.

9.1.3           All approvals, authorizations and consents of all Governmental Entities required to consummate the transactions contemplated by this Agreement and the Bank Merger Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall (i) require that Liberty assume the obligations of the Company or NVSL under any written agreement or memorandum of understanding with any Bank Regulator or (ii) include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Liberty, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Company and Liberty or otherwise materially impair the value of the Company to Liberty.

9.2         Conditions to the Obligations of Liberty and the Acquisition Corporation Under this Agreement. The obligations of Liberty and the Acquisition Corporation to effect the Merger shall be further subject to the satisfaction or waiver of the following conditions at or prior to the Closing:

9.2.1           Except as otherwise contemplated by this Agreement or consented to in writing by Liberty, the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); provided, however, that (i) in determining whether or not the condition contained in this Section 9.2.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.2.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on the Company, taken as a whole; and the Company shall have delivered to Liberty a certificate of the Company to such effect signed by the Chief Executive Officer and the Chief Financial Officer of the Company as of the Effective Time of the Merger.

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9.2.2           The Company and the Company Subsidiaries shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of the Company and the Company Subsidiaries to be performed or complied with by each of them at or prior to the Effective Date of the Merger under this Agreement, except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or materially adversely affect consummation of the Merger and the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement; and Liberty shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to such effect dated as of the Effective Time of the Merger.

9.2.3           The Company and the Company Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger by the Company, the failure to obtain which would have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

9.2.4           Since the date of this Agreement, no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company.

9.3         Conditions to the Obligations of the Company Under this Agreement. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following conditions at or prior to the Closing:

9.3.1           Except as otherwise contemplated by this Agreement or consented to in writing by the Company, the representations and warranties of Liberty and the Acquisition Corporation set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time of the Merger as though made on and as of the Effective Time of the Merger (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date); provided, however, that (i) in determining whether or not the condition contained in this Section 9.3.1 shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this Section 9.3.1 shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on Liberty; and Liberty shall have delivered to the Company a certificate of Liberty to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Liberty as of the Effective Time of the Merger.

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9.3.2           As of the Closing Date, Liberty shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Liberty to be performed or complied with by it at or prior to the Effective Date of the Merger under this Agreement except to the extent that any failure to perform or comply shall not individually, or in the aggregate, have a Material Adverse Effect on Liberty or materially adversely affect consummation of the Merger and the Bank Merger and the other transactions contemplated by this Agreement and the Bank Merger Agreement; and the Company shall have received a certificate signed on behalf of Liberty by the Chief Executive Officer and Chief Financial Officer of Liberty to such effect dated as of the Effective Time of the Merger.

9.3.3           Liberty shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger by Liberty and the Acquisition Corporation, the failure to obtain which would have a Material Adverse Effect on Liberty and its Subsidiaries, taken as a whole.

9.3.4           Liberty shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall have provided the Company with a certificate evidencing such delivery.

ARTICLE X

THE CLOSING

10.1       Time and Place. Subject to the provisions of Articles IX and XI hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cranmore, FitzGerald & Meaney, 49 Wethersfield Avenue, Hartford, Connecticut at the time and on the date determined by Liberty, in its sole discretion, upon five (5) Business Days prior written notice to the Company and NVSL, but in no event later than thirty (30) days after the last condition precedent pursuant to this Agreement has been fulfilled or waived (including the expiration of any applicable waiting period and other than those conditions that by their nature are to be satisfied at the Closing), or at such other place, date or time upon which Liberty, the Company and NVSL mutually agree.

10.2       Deliveries at the Closing. At the Closing there shall be delivered (i) to Liberty and the Company the certificates and other documents and instruments required to be delivered at the Closing under Article IX hereof and (ii) to the Exchange Agent on behalf of the Company the Merger Consideration required to be delivered at the Closing under Section 9.3.4 hereof.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

11.1       Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger and the transactions contemplated by this Agreement by the stockholders of the Company:

11.1.1  By the mutual written agreement of Liberty and the Company;

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11.1.2  By either Liberty or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.1 or 9.3.1, as the case may be, would not be satisfied and such breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Liberty to the Company (or by the Company to Liberty) of such breach;

11.1.3  By either Liberty or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party such that the conditions set forth in Sections 9.2.2 or 9.3.2, as the case may be, would not be satisfied and such failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice by Liberty to the Company (or by the Company to Liberty) of such failure;

11.1.4  By either Liberty or the Company if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Liberty and the Company; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s breach of any of its obligations under this Agreement;

11.1.5  By either Liberty or the Company if the stockholders of the Company shall have voted at the Company Stockholders Meeting on this Agreement, the Merger and the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the Agreement, the Merger and the transactions contemplated by this Agreement;

11.1.6  By either Liberty or the Company (a) if final action has been taken by a Government Entity whose approval or non-objection is required in connection with this Agreement or the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement, which final action (i) has become nonappealable and (ii) does not approve or state a non-objection to this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement, (b) if any regulatory authority whose approval or non-objection is required in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement has stated in writing that it will not issue the required approval or non-objection, or (c) if any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the Bank Merger and such order, decree, ruling or other action shall have become final and nonappealable;

11.1.7  By Liberty if (a) at any time prior to the Company Shareholder Meeting, the Company Board of Directors shall have failed for any reason to make its recommendation referred to in Section 8.1, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Liberty, or (b) the Company materially breaches its obligations under Section 8.1;

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11.1.8  By Liberty if a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Liberty), and the Company Board of Directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within ten (10) business days after commencement of the tender offer or exchange offer; and

11.1.9  At any time prior to the Company Stockholders Meeting, by the Company in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by the Company and the Company Board of Directors in compliance with Section 6.10 hereof.

For purposes of this Section 11.1, termination of this Agreement by Liberty shall be deemed to constitute a termination on behalf of the Acquisition Corporation.

11.2       Effect of Termination.

11.2.1 In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, and there shall be no liability on the part of any party hereto or their respective officers and directors except that (i) the provisions of Sections 11.1, 12.1, 12.2, 12.6, 12.9, 12.10, this Section 11.2, and (ii) any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect. Notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

11.2.2 In recognition of the efforts, expenses and other opportunities foregone by Liberty while structuring and pursuing the Merger and the Bank Merger, the parties hereto agree that the Company shall pay to Liberty a termination fee of Three Million One Hundred Thousand Dollars ($3,100,000) (the “Company Termination Fee”) in the manner set forth below only if:

(i)          this Agreement is terminated by Liberty pursuant to Sections 11.1.7 or 11.1.8 or by the Company pursuant to 11.1.9; or

(ii)         this Agreement is terminated by (A) Liberty pursuant to Sections 11.1.2 or 11.1.3, or (B) by either Liberty or the Company pursuant to Section 11.1.5, and in the case of any termination pursuant to clause (A) or (B) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of the Company or the Company Board of Directors (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of the Company contemplated by this Agreement at the Company Shareholder Meeting, in the case of clause (B), or the date of termination of this Agreement, in the case of clause (A)

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Any amount that becomes payable by the Company pursuant to Section 11.2 shall be satisfied on or before the third Business Day following termination of this Agreement.

11.2.3 Notwithstanding anything contained in this Agreement to the contrary, in the event that Liberty shall receive the Company Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Liberty, any of its Affiliates, or any other Person in connection with this Agreement (and the termination thereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Liberty, any of its Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

11.2.4 Except as provided in Section 11.2.2, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated by this Agreement and the Bank Merger Agreement shall be borne by the party incurring such expenses.

11.3       Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the Effective Time of the Merger (whether before or after approval of this Agreement and the transactions contemplated by this Agreement by the stockholders of the Company), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party under this Agreement, (c) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (d) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of this Agreement and the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to the Company’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

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ARTICLE XII

MISCELLANEOUS

12.1       Confidentiality. Except as specifically set forth herein, Liberty and the Company mutually agree to be bound by the terms of the confidentiality agreements previously executed by the parties hereto (the “Confidentiality Agreements”), which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding the termination of this Agreement.

12.2       Public Announcements. The Company and Liberty shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement, except as may be otherwise required by law, and neither the Company nor Liberty shall issue any joint news releases with respect to this Agreement unless such news releases have been mutually agreed upon in writing by the parties hereto, except as required by law.

12.3       Formation of the Acquisition Corporation. Liberty shall promptly file with the Connecticut Banking Commissioner an application for the organization of the Acquisition Corporation pursuant to Connecticut General Statutes §36a-70(p)(1), as amended. Upon the issuance of a temporary certificate of authority to the Acquisition Corporation, Liberty shall cause the Acquisition Corporation to become a party to this Agreement.

12.4       Survival. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire on and be terminated and extinguished at the Effective Date of the Merger, other than those covenants set forth in Sections 2.3, 2.4, 2.5, 7.5 and 7.6 or any other covenant that by its terms is to survive or be performed after the Effective Date of the Merger.

12.5       Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by cable, telegram, telex or fax addressed as follows:

If to the Company, to:

Naugatuck Valley Financial Corporation

333 Church Street

Naugatuck, CT 06770

Attn: William C. Calderara

President and Chief Executive Officer

Fax: (203) 574-6411

Email:  bcalderara@nvsl.com

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With required copies to:

Kilpatrick Townsend & Stockton LLP

607 14th Street, NW, Suite 900

Washington, DC 20005

Attn: Aaron M. Kaslow

Fax: (202) 204-5600

Email: akaslow@kilpatricktownsend.com

If to Liberty or the Acquisition Corporation, to:

Liberty Bank

315 Main Street

Middletown, CT 06457

Attn: Chandler J. Howard

President and Chief Executive Officer

Fax: (860) 638-2934

Email: choward@liberty-bank.com

With required copies to:

Cranmore, FitzGerald & Meaney

49 Wethersfield Avenue

Hartford, CT 06114

Attn:    J. J. Cranmore, Esq.

Fax: (860) 522-3379

Email: jcranmore@cfmlawfirm.com

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

12.6       Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, and that (except as otherwise expressly provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

12.7       Complete Agreement. This Agreement and the Bank Merger Agreement, including the exhibits, Liberty Disclosure Schedules and Company Disclosure Schedules hereto and the documents and other writings referred to in this Agreement or the Bank Merger Agreement or delivered pursuant to this Agreement or the Bank Merger Agreement, together with the Confidentiality Agreements referred to in Section 12.1, contain the entire agreement and understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth in this Agreement, the Bank Merger Agreement and the Confidentiality Agreements referred to in Section 12.1. This Agreement and the Bank Merger Agreement supersede all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section 12.1 hereof) between the parties, both written and oral, with respect to their subject matter.

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12.8       Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

12.9       Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.10       Governing Law. This Agreement shall be governed by the laws of the State of Connecticut, without giving effect to conflicts of laws principles that would require the application of any other law.

12.11       Interpretation. When a reference is made in this Agreement to Sections or exhibits, such reference shall be to a Section of or exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

12.12       Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Exhibit A - Form of Bank Merger Agreement.

Exhibit B – Form of Shareholder Agreement.

[SIGNATURES APPEAR ON THE FOLLOWING PAGES]

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EXECUTION COPY

IN WITNESS WHEREOF, Liberty and the Company have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

LIBERY BANK

By:	/s/ Chandler J. Howard
Name:	Chandler J. Howard
Title:	President and Chief Executive Officer

NAUGATUCK VALLEY FINANCIAL CORPORATION

By:	/s/ William C. Calderara
Name:	William C. Calderara
Title:	President and Chief Executive Officer

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EXHIBIT A

ARTICLES OF COMBINATION

AND

BANK MERGER AGREEMENT

These Articles of Combination and Bank Merger Agreement (this “Bank Merger Agreement”) are made and entered into this 3rd day of June, 2015 between Liberty Bank, a Connecticut-chartered mutual savings bank (“Liberty”), and Naugatuck Valley Savings and Loan, a federally-chartered stock savings bank (“NVSL”).

WITNESSETH

WHEREAS, Liberty and Naugatuck Valley Financial Corporation, a Maryland corporation (“NVFC”), have entered into an Agreement and Plan of Merger, dated as of June 3, 2015 (the “Agreement”);

WHEREAS, NVSL is a wholly-owned subsidiary of NVFC;

WHEREAS, pursuant to the Agreement, Liberty shall form a wholly-owned subsidiary which will merge with and into NVFC and immediately thereafter NVFC shall merge with and into Liberty (the “Merger”); and

WHEREAS, the Board of Directors of NVSL and the Board of Directors of Liberty have each unanimously voted in favor of the merger of NVSL with and into Liberty pursuant to this Bank Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Agreement, the parties hereto do mutually agree, intending to be legally bound, as follows:

ARTICLE 1
DEFINITIONS

Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

1.1         “Bank Merger” shall refer to the merger of NVSL with and into Liberty as provided in Section 2.1 of this Bank Merger Agreement.

1.2         “Banking Commissioner” shall mean the Banking Commissioner of the State of Connecticut.

1.3         “Banking Law” shall mean the Banking Law of Connecticut, Connecticut General Statutes §§36a-1 et seq., as amended.

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1.4         “Effective Time” shall mean the date and time at which the Bank Merger contemplated by this Bank Merger Agreement becomes effective as provided in Section 2.2 hereof.

1.5         “SOTS” means the Secretary of the State of the State of Connecticut.

1.6         “Surviving Bank” shall refer to Liberty as the surviving bank in the Bank Merger. The location of the main office of Liberty shall be at 315 Main Street, Middletown, Connecticut.

ARTICLE 2
TERMS OF THE BANK MERGER

2.1         The Bank Merger

(a)        Subject to the consummation of the Merger as contemplated by the Agreement, at the Effective Time NVSL shall be merged with and into Liberty pursuant to Sections 36a-125 and 36a-126 of the Banking Law and other applicable law. Liberty shall be the Surviving Bank in the Bank Merger and shall continue to be regulated by the Banking Commissioner and the Federal Deposit Insurance Corporation.

(b)        As a result of the Bank Merger, each share of common stock, par value $1.00 per share, of NVSL issued and outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist.

2.2         Effective Time

The Bank Merger shall become effective as of the close of the business on the date that this Bank Merger Agreement and the approval of the Banking Commissioner are filed with the SOTS. The Bank Merger shall not be effective unless and until approved by the Banking Commissioner and all other “Governmental Entities” (as defined in the Agreement) as contemplated by the Agreement.

2.3         Name of the Surviving Bank

The name of the Surviving Bank shall be “Liberty Bank”.

2.4         Certificate of Incorporation

On or after the Effective Time, the Certificate of Incorporation, as amended, of Liberty in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Bank until thereafter amended as provided therein and by applicable law.

2.5         Bylaws

On and after the Effective Time, the Bylaws, as amended, of Liberty in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended as provided therein and by applicable law.

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2.6         Directors and Officers

In accordance with its Bylaws, as amended, the current number of directors of Liberty is thirteen (13). On and after the Effective Time, the directors of the Surviving Bank shall be the same directors of Liberty as prior to the Effective Time, potentially supplemented by the addition of a new director who lives or works in the area served by NVSL to be selected by Liberty. On and after the Effective Time, the officers of the Surviving Bank shall be the officers of Liberty as prior to the Effective Time supplemented by those officers of NVSL who accept employment from Liberty, in each case until their respective successors are duly elected or appointed and qualified. The directors and officers of the Surviving Bank shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Bank.

2.7         Effects of the Bank Merger

Upon consummation of the Bank Merger, and in addition to the effects under applicable law, including without limitation Connecticut General Statutes §§36a-125 and 36a-126:

(i)        all rights, franchises and interests of NVSL in and to every type of property (real, personal and mixed), tangible and intangible, and choses in action shall be transferred to and vested in the Surviving Bank by virtue of the Bank Merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver and committee of estates of the mentally impaired, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by NVSL immediately prior to the Effective Time; and

(ii)       the Surviving Bank shall be liable for all liabilities of NVSL, fixed or contingent, including all deposits, accounts, debts, obligations and contracts thereof, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records thereof, and all rights of creditors or obligees and all liens on property of NVSL shall be preserved unimpaired.

2.8         Liquidation Account

The liquidation account established by NVSL pursuant to the plan of conversion adopted in connection with NVSL’s conversion from the mutual holding company to stock holding company form shall, to the extent required by law, continue to be maintained by Liberty after the Effective Time for the benefit of those persons and entities who were savings account holders of NVSL on the eligibility record date and supplemental eligibility record date for such conversion and who continue from time to time to have rights therein.

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ARTICLE 3
REPRESENTATIONS

Each of Liberty and NVSL represents and warrants that this Bank Merger Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof (except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general principles of equity).

ARTICLE 4
MISCELLENEOUS

4.1         Amendments. To the extent permitted by law, this Bank Merger Agreement may be amended by a subsequent writing signed by the parties hereto upon the approval of the Board of Directors of NVFC and the Board of Directors of Liberty.

4.2         Additional Actions. If, at any time after the Effective Time, the Surviving Bank shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Bank its rights, title or interest in, to or under any of the rights, properties or assets of NVSL acquired or to be acquired by the Surviving Bank as a result of, or in connection with, the Bank Merger, or (ii) otherwise carry out the purposes of this Bank Merger Agreement, NVSL and its proper officers and directors shall be deemed to have granted to the Surviving Bank an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurance in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Bank and otherwise to carry out the purposes of this Bank Merger Agreement; and the proper officers and directors of the Surviving Bank are fully authorized in the name of NVSL or otherwise to take any and all such action.

4.3         Successors. This Bank Merger Agreement shall be binding on the successors of Liberty and NVSL.

4.4         Counterparts. This Bank Merger Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and each of which shall be deemed to be an original, and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.5         Termination. This Bank Merger Agreement will automatically terminate and the Bank Merger and the other transactions contemplated by this Bank Merger Agreement will be abandoned if at any time prior to the Effective Time the Agreement is terminated in accordance with Article XI thereof.

[Signatures on next page.]

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In accordance with the procedures set forth in the Banking Law and other applicable law, Liberty and NVSL have caused this Bank Merger Agreement to be executed by their duly authorized representatives on the date indicated.

LIBERTY BANK

ATTEST:

By:		By:
Name:	Chandler J. Howard	Name:
Title:	President and Chief Executive Officer	Title:

The Board of Directors of Liberty Bank:

Mark R. Gingras, Chairman	Michael Helfgott

William T. Christopher	Chandler J. Howard

Jean M. D’Aquila	Lawrence McHugh

David Director	Timothy Ryan

Winona S. Goings	Grace Sawyer Jones

Steve J. Gorss	Richard W. Tomc

Gary Gomola

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NAUGATUCK VALLEY SAVINGS AND LOAN

ATTEST:

By:		By:
Name:	William C. Calderara	Name:
Title:	President and Chief Executive Officer	Title:

The Board of Directors of Naugatuck Valley Savings and Loan:

Carlos S. Batista, Chairman	Frederick A. Dlugokecki

Orville G. Aarons	Richard M. Famiglietti

Robert M. Bolton	James A. Mengacci

William C. Calderara	Leonard M. Romaniello, Jr.

Julienne C. Cassarino	Lawrence B. Seidman

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EXHIBIT B

FORM OF VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is dated as of June __, 2015, by and between the undersigned holder(s) (collectively, “Stockholder”) of shares of common stock of Naugatuck Valley Financial Corporation, a Maryland corporation (the “Company”), and Liberty Bank, a Connecticut-chartered mutual savings bank (“Liberty”). All capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (defined below).

WHEREAS, the Stockholder is the holder of shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”);

WHEREAS, concurrently with the execution of this Agreement, Liberty and the Company are entering into an Agreement and Plan of Merger (as such agreement may be subsequently amended or modified, the “Merger Agreement”), pursuant to which the Company shall merge with the Acquisition Corporation to be formed by Liberty in accordance with the Merger Agreement and, in connection therewith, each outstanding share of Company Common Stock will be converted into the right to receive the Merger Consideration;

WHEREAS, Stockholder owns the shares of Company Common Stock identified on Exhibit A hereto (such shares, together with all shares of Company Common Stock subsequently acquired by Stockholder during the term of this Agreement being referred to as the “Shares”); and

WHEREAS, it is a condition to the willingness of Liberty to enter into the Merger Agreement that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the promises, representations, warranties and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.        Agreement to Vote Shares. Stockholder agrees that, during the Term (as defined below) of this Agreement, at any meeting of stockholders of the Company, however called, or at any adjournment or postponement thereof, or in connection with any written consent of the stockholders of the Company, except as otherwise agreed to in writing in advance by Liberty, Stockholder shall:

(a)	appear at each such meeting, in person or by proxy, and thereby cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

(b)	vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) with respect to, all the Shares (whether acquired heretofore or hereafter, but less any Shares transferred in accordance with Section 4 hereof) that are beneficially owned by Stockholder, or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement; and (ii) against any action or agreement that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement.

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Section 2.        Application to Jointly Owned Shares. The Stockholder shall use his or her reasonable best efforts to ensure that all Jointly Owned Shares are voted in accordance with this Agreement and are otherwise subject to its terms and restrictions, including the restrictions on transfer set forth in Section 4. For purposes of this Agreement, “Jointly Owned Shares” means any Shares of Company Common Shares beneficially owned by the Stockholder as to which the Stockholder has joint or shared voting power with any other person, including but not limited to such Stockholder’s spouse.

Section 3.        No Inconsistent Agreements. Stockholder hereby agrees that Stockholder shall not enter into any voting agreement or grant a proxy or power of attorney with respect to such the Shares that is inconsistent with Stockholder’s obligations under this Agreement.

Section 4.        No Transfers. During the Term of this Agreement and except as contemplated by this Agreement or the Merger Agreement, Stockholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. Notwithstanding the foregoing, the following transfers shall be permitted: (a) transfers by will or operation of law; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing to be bound by the terms of this Agreement, provided, however that no action shall be required to be taken to obtain a pledge agreement from any pledgee with respect to any pledge existing as of the date of this Agreement; (c) transfers in connection with estate or tax planning or similar purposes, including transfers to relatives, trusts, foundations and charitable organizations, subject to the transferee first agreeing in writing to be bound by the terms of this Agreement; (d) transfers to one or more other stockholders of the Company who are bound by a comparable voting agreement with Liberty; (e) transfers to any entity with which Stockholder shares in common an investment manager or advisor that has voting authority with respect to Stockholder’s and the entity’s investments and which entity is bound, or agrees in writing to be bound, by the terms of this Agreement; and (f) such transfers as Liberty may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 4 shall be null and void.

Section 5.        Representations and Warranties of Stockholder. Stockholder represents and warrants to and agrees with Liberty as follows:

(a)	Stockholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

(b)	This Agreement has been duly executed and delivered by Stockholder, and assuming the due authorization, execution and delivery by Liberty, constitutes the valid and legally binding obligation of Stockholder enforceable against Stockholder in accordance with its terms (except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity).

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(c)	The execution and delivery of this Agreement by Stockholder does not, and the performance by Stockholder of his, her or its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Stockholder is a party or by which Stockholder is bound, or any statute, rule or regulation to which Stockholder is subject or, if Stockholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Stockholder.

(d)	Stockholder is the record and/or beneficial owner, as defined under Rule 13a-3 of the Securities and Exchange Act of 1934, as amended, of, or is the trustee that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good title to all of the Shares set forth on Exhibit A hereto. Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Shares. The Shares do not include shares (i) over which Stockholder exercises control in a fiduciary capacity; and (ii) as to which Stockholder does not have, directly or indirectly, voting power (“Excluded Shares”), and no representation or agreement by Stockholder is made with respect to, and the provisions of this Agreement shall not apply to, such Excluded Shares. Stockholder has the right to vote the Shares (unless otherwise noted on Exhibit A), and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement.

Section 6.        Specific Performance; Remedies. Stockholder acknowledges that it is a condition to the willingness of Liberty to enter into the Merger Agreement that Stockholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Liberty if Stockholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Liberty will not have an adequate remedy at law or in equity. Accordingly, Stockholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Liberty has an adequate remedy at law. In addition, after discussing the matter with Stockholder, Liberty shall have the right to inform any third party that Liberty reasonably believes to be, or to be contemplating, participating with Stockholder or receiving from Stockholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Liberty hereunder, and that participation by any such persons with Stockholder in activities in violation of Stockholder’s agreement with Liberty set forth in this Agreement may give rise to claims by Liberty against such third party.

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Section 7.        Term of Agreement; Termination. The term of this Agreement (the “Term”) shall begin on the date hereof and shall end on the earlier to occur of (a) the approval of the Merger Agreement by the stockholders of the Company, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article XI thereof, or (c) upon mutual written agreement of the parties to terminate this Agreement. Stockholder shall have the right to terminate this Agreement if the Merger Agreement is amended to decrease the Merger Consideration, provided that Stockholder sends notice to Liberty of Stockholder’s election to terminate not later than three (3) Business Days after the public announcement of such amendment, in which case the term of this Agreement shall end on the date Liberty receives such notice. Upon termination or expiration, no party shall have any further obligations or liabilities hereunder.

Section 8.        Entire Agreement; Amendments. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto, expressly stating an intention to amend this Agreement. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 9.        Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 10.      Further Assurances. Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Liberty may reasonably request to effectively carry out the transactions contemplated by this Agreement.

Section 11.      Capacity as Stockholder. The covenants contained herein shall apply to Stockholder solely in his or her capacity as a stockholder of the Company, and no covenant contained herein shall apply to or in any way limit or affect actions Stockholder may take in his or her capacity as a director, officer or employee of the Company or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of Stockholder to comply with whatever fiduciary duties he or she may have as a director, officer, employee or significant stockholder of the Company and none of the terms of this Agreement shall be deemed to prohibit or prevent any director or executive officer from exercising his or her fiduciary obligations in the context of a Superior Proposal pursuant to Section 6.10 of the Merger Agreement.

Section 12.      Ownership of Company Common Stock. The covenants contained herein shall not be deemed to vest in Liberty any direct or indirect ownership or incidence of ownership of or with respect to any of the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain and belong to the Stockholder, and Liberty shall have no power or authority to direct Stockholder in the voting of any of Company Common Stock or the performance by Stockholder of any of its duties or responsibilities as a stockholder of the Company, except as otherwise expressly provided herein.

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Section 13.       Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Maryland, without regard to the conflict of law principles thereof.

Section 14.       No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Merger Agreement is executed by all parties thereto, and (b) this Agreement is executed by Stockholder and Liberty.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

LIBERTY BANK

By:
Name:
Title:

STOCKHOLDER

Signature

Print Name

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EXHIBIT A

SHARES OF COMPANY COMMON STOCK

BENEFICIALLY OWNED BY STOCKHOLDER

Stockholder	Number of Shares of Company Common Stock